Exhibit 10.1

EXECUTION COPY

{PRIVATE}

CREDIT AGREEMENT

dated as of

August 6, 2012

among

G-III LEATHER FASHIONS, INC.,

The other Borrowers party hereto,

The other Loan Parties party hereto,

The Lenders Party Hereto;

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent;

and

BANK OF AMERICA, N.A.,

HSBC BANK USA, NATIONAL ASSOCIATION,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as co-Syndication Agents;

and

J.P. MORGAN SECURITIES LLC,

as Sole Bookrunner and Sole Lead Arranger

i

TABLE OF CONTENTS

PAGE
SCHEDULES:

Commitment Schedule
Schedule 1.01(a) — Calvin Klein License Agreements
Schedule 1.01(b) — Existing Airway Releases, Letters of Credit and Steamship Guarantees
Schedule 3.05 — Properties
Schedule 3.06 — Disclosed Matters
Schedule 3.12 — Material Agreements
Schedule 3.14 — Insurance
Schedule 3.15 — Capitalization and Subsidiaries
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.04 — Existing Investments
Schedule 6.10 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Borrowing Base Certificate
Exhibit C — Form of Compliance Certificate
Exhibit D — Form of Joinder Agreement
Exhibit E-1 — Form of U.S. Tax Certificate (for Non-U.S. Lenders That Are Not Partnerships)
Exhibit E-2 — Form of U.S. Tax Certificate (for Non-U.S. Lenders That are Partnerships)
Exhibit F — Form of Seller Subordination Agreement
Exhibit G — Form of Factored Account Certificate

v

CREDIT AGREEMENT dated as of August 6, 2012 (as it may be amended or modified from time to time, this “Agreement”) among G-III LEATHER FASHIONS, INC., a New York corporation, J. PERCY FOR MARVIN RICHARDS, LTD., a New York corporation, CK OUTERWEAR, LLC, a New York limited liability company, ANDREW & SUZANNE COMPANY, INC., a New York corporation, and AM RETAIL GROUP, INC., a Delaware corporation, as Borrowers, the Loan Guarantors from time to time party hereto, the Lenders from time to time party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the applicable Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” any transaction, or any series of related transactions, consummated on or after the date hereof, by which any Borrower or Loan Guarantor (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger, amalgamation or otherwise or (ii) acquires all or substantially all of the Equity Interests of any other Person.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.

“Aggregate Revolving Commitments” means, at any time, the aggregate Revolving Commitments of all Lenders at such time.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders.

“Airway Release” means any airway release (including any Existing Airway Release) agreed to be issued or caused to be issued by the Issuing Bank in accordance with the terms of the Continuing Agreement for Commercial and Standby Letters of Credit.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the one-month rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Commitment Fee Rate” means, for any day, with respect to the commitment fees payable hereunder, the applicable rate per annum set forth below, based upon the Average Utilization during the fiscal quarter most recently ended:

Average Utilization	Applicable Commitment Fee Rate
> 50% of the Aggregate Revolving Commitments	0.250%
< 50% of the Aggregate Revolving Commitments	0.375%

For purposes of the foregoing, the Applicable Commitment Fee Rate shall be adjusted on the first day following each fiscal quarter end.

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure, Swingline Loans or Overadvances, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Aggregate Revolving Commitments or, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Exposures at that time) and (b) with respect to Protective Advances or with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments; provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations under clauses (a) and (b) above.

“Applicable Rate” means, for any day, with respect to any Loan, as the case may be, the applicable rate per annum set forth below under the caption “Revolver ABR Spread” or “Revolver Eurodollar Spread”, as the case may be, based upon the Availability Percentage as of the most recent determination date, provided that until the first Business Day after the delivery to the Administrative Agent, pursuant to Section 5.01(f), of the Borrowing Base Certificate as of the last day of the second full fiscal quarter of Holdings ending after Effective Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 3:

Category	Availability Percentage	Revolver ABR Spread	Revolver Eurodollar Spread
Category 1	≥66.7%	0.50%	1.50%
Category 2	> 33.3 but < 66.7%	0.75%	1.75%
Category 3	< 33.3%	1.00%	2.00%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of Holdings based upon the Availability Percentage for such fiscal quarter as determined based upon the Borrowers’ Borrowing Base Certificates delivered pursuant to Section 5.01(f) and (b) each change in the Applicable Rate resulting from a change in the Availability Percentage shall be effective during the period commencing on and including the first day after the last day of the applicable fiscal quarter indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Availability Percentage shall be deemed to be in Category 3 at the option of the Administrative Agent or at the request of the Required Lenders if the Borrowers fail to deliver any Borrowing Base Certificate required to be delivered by them pursuant to Section 5.01(f) during the period from the expiration of the time for delivery thereof until such Borrowing Base Certificate is delivered.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Aggregate Revolving Commitments at such time and (ii) the sum of (A) the Borrowing Base at such time plus (B) the Seasonal Supplemental Amount at such time minus (b) the Aggregate Revolving Exposure at such time (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings), all as determined by the Administrative Agent in its Permitted Discretion.

“Availability Percentage” means, for any fiscal quarter, an amount (expressed as a percentage) equal to (a) average daily Availability during such period divided by (b) the average daily amount of the Aggregate Revolving Commitments during such period.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Revolving Commitment” means, at any time, the Aggregate Revolving Commitments minus the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Average Utilization” means, for any period, the average total daily Revolving Exposure of all Lenders during such period.

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy, reorganization or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” or “Borrowers” means, individually or collectively, the Company, J. Percy for Marvin Richards, Ltd. a New York corporation, CK Outerwear, LLC, a New York limited liability company, Andrew & Suzanne Company, Inc., a New York corporation, and AM Retail Group, Inc., a Delaware corporation.

“Borrower Representative” has the meaning assigned to such term in Section 11.01.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Protective Advance and (d) an Overadvance.

“Borrowing Base” means, at any time, the sum of

(a) 85% of an amount equal to the result of (i) Eligible Accounts at such time, minus (ii) the Dilution Reserve at such time, plus

(b) an amount (the “Wholesale Inventory Component”) equal to the lower of (i) 65% of Eligible Wholesale Inventory (including Eligible Wholesale LC Inventory, net of duty and freight reserves) (valued at the lower of cost (FIFO) or market) and (ii) the product of up to 85% multiplied by the Net Orderly Liquidation Value percentage for Wholesale Inventory identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by Eligible Wholesale Inventory (including Eligible Wholesale LC Inventory (net of duty and freight reserves)) (valued at the lower of cost (FIFO) or market), plus

(c) an amount (the “Retail Inventory Component”) equal to the lower of (i) 70% of Eligible Retail Inventory (including Eligible Retail LC Inventory, net of duty and freight reserves) (valued at the lower of cost (FIFO) or market) and (ii) the product of up to 85% multiplied by the Net Orderly Liquidation Value percentage for Retail Inventory identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by Eligible Retail Inventory (including Eligible Retail LC Inventory (net of duty and freight reserves)) (valued at the lower of cost (FIFO) or market), minus

(d) an amount (the “Royalty Reserve Amount”) equal to the estimated royalty payments due from the Borrowers, Canada Sub and Riviera Sun in respect of the sale of branded inventory subject to license agreements (to the extent such estimated royalty payments are not taken into account in determining the applicable net orderly liquidation percentages for Wholesale Inventory and Retail Inventory), plus

(e) 100% of cash of the Borrowers held in deposit accounts or securities accounts maintained at Chase or its Affiliates subject to control agreements in favor of the Administrative Agent pursuant to which the Administrative Agent has a perfected, first priority Lien thereon for the benefit of the Lenders, minus

(f) such other Reserves as may be established by the Administrative Agent in its Permitted Discretion (including, without limitation, Reserves for rent and consignee’s, warehouseman’s and bailee’s charges, Reserves for inventory shrinkage, Reserves for banking products and swap agreements, Reserves for contingent liabilities and uninsured losses, and other customary Reserves);

provided that the aggregate portion of the Borrowing Base comprised of the Wholesale Inventory Component plus the Retail Inventory Component minus the Royalty Reserve Amount shall not exceed 50% of the Aggregate Revolving Commitments as in effect as of the relevant date of determination.

The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(f) of this Agreement.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B or another form which is acceptable to the Administrative Agent in its sole discretion.

“Borrowing Request” means a request by the Borrower Representative for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Calvin Klein License Agreements” means, collectively, the product and brand licensing agreements set forth on Schedule 1.01(a).

“Canada Sub” means G-III Apparel Canada ULC, an unlimited liability company organized under the laws of British Columbia, Canada.

“Canada Sub Guarantee” means that certain Guarantee and Indemnity Agreement dated as of the date hereof by Canada Sub in favor of the Administrative Agent for the benefit of itself and the Lenders, as the same may be amended, restated or otherwise modified from time to time.

“Canadian Pension Event” means (a) the whole or partial withdrawal of Canada Sub, another Loan Party or a Subsidiary of a Loan Party from a Canadian Pension Plan during a plan year; or (b) the filing of a notice of intent to terminate in whole or in part a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination or partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan; or (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of winding up or the appointment of trustee to administer, any Canadian Pension Plan.

“Canadian Pension Plans” means each pension or retirement savings plan required to be registered under Canadian federal or provincial law that is maintained, contributed to or required to be contributed to by a Loan Party or any Subsidiary of any Loan Party for its Canadian employees or former Canadian employees or for which a Loan Party or any Subsidiary of a Loan Party has any liability, but does not include a Canadian Union Plan, the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Pledge Agreement” means that certain Canadian Pledge Agreement dated as of the date hereof by and between the Company and the Administrative Agent for the benefit of itself and the Lenders, with respect to the Equity Interests of Canada Sub, as the same may be amended, restated or otherwise modified from time to time.

“Canadian Security Agreement” means the Canadian Pledge and Security Agreement dated as of the date hereof, among Canada Sub, the other Loan Parties from time to time party thereto, and the Administrative Agent for the benefit of itself and the Lenders, as the same may be amended, restated or otherwise modified from time to time, and any other pledge or security agreement entered into on or after the date of this Agreement by any Loan Party organized under the laws of Canada or any province thereof (as required by this Agreement or any other Loan Document for the purpose of creating a Lien on the property of Canada Sub or any other Loan Party organized under the laws of Canada or any province thereof (or any other property located in Canada)) as the same may be amended, restated or otherwise modified from time to time.

“Canadian Union Plan” means any registered pension plan for the benefit of Canadian employees or former Canadian employees of a Loan Party or any of its Subsidiaries that is not maintained, sponsored or administered by a Loan Party or any of its Subsidiaries, but to which a Loan Party or any of its Subsidiaries is required to contribute pursuant to a collective agreement.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of Holdings and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Dominion Period” means the period (a) commencing with a Cash Dominion Trigger Event and (b) ending on the first day thereafter when at all times for ninety consecutive days (i) Availability has exceeded the greater of (x) 15% of the Aggregate Revolving Commitments in effect at such time or (y) $56,250,000 and (ii) no Event of Default has existed; provided that if, at any time prior to the Maturity Date, two separate Cash Dominion Periods (in addition to the Borrowers’ election to be subject to full cash dominion as of the Effective Date) shall have commenced and ended, then, following the occurrence of the next Cash Dominion Trigger Event, a permanent Cash Dominion Period shall be in effect for the remainder of the term of this Agreement.

“Cash Dominion Trigger Event” means either (a) an Event of Default shall occur or (b) Availability shall fall below the greater of (i) 15% of the Aggregate Revolving Commitments in effect at such time or (ii) $56,250,000.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (i) nominated by the board of directors of Holdings nor (ii) appointed by directors so nominated; (c) Holdings shall cease to own directly, free and clear of all Liens or other encumbrances (other than Liens in favor of the Administrative Agent pursuant to the Loan Documents), 100% of the Equity Interests of the Company; or (d) the Company shall cease to own directly or indirectly through one or more Subsidiaries which are Loan Parties, free and clear of all Liens or other encumbrances (other than Liens in favor of the Administrative Agent pursuant to the Loan Documents), 90% of the Equity Interests of Riviera Sun and 100% of the Equity Interests of the other Loan Parties (other than Holdings) provided that, neither the consummation of any merger, amalgamation or consolidation permitted under Section 6.03(a), nor the sale, transfer or other disposition of Equity Interests of an Excluded Subsidiary, shall constitute a Change in Control under this clause (d).

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, Protective Advances or Overadvances.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders, to secure the Secured Obligations.

“Collateral Access Agreement” has the meaning assigned to such term in the applicable Security Agreement.

“Collateral Documents” means, collectively, the Canadian Security Agreement, the U.S. Security Agreement, the Canadian Pledge Agreement, and any other documents pursuant to which a Person grants a Lien upon any real or personal property as security for payment of the Secured Obligations.

“Collection Account” has the meaning assigned to such term in the U.S. Security Agreement.

“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding commercial Letters of Credit plus (b) the aggregate amount of all LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers. The Commercial LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Commercial LC Exposure at such time.

“Commitment” means, with respect to each Lender, such Lender’s Revolving Commitment, together with the commitment of such Lender to acquire participations in Protective Advances hereunder. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Company” means G-III Leather Fashions, Inc., a New York corporation.

“Continuing Agreement for Commercial and Standby Letters of Credit” means that certain Continuing Agreement for Commercial and Standby Letters of Credit entered into by Chase in its capacity as Issuing Bank and the Company, in connection with this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Disbursement Account” means those certain controlled disbursement accounts of the Borrowers maintained with the Administrative Agent as zero balance, cash management accounts pursuant to and under any agreement between a Borrower and the Administrative Agent, as modified and amended from time to time, and through which all disbursements of a Borrower, any other Loan Party and any designated Subsidiary of a Borrower are made and settled on a daily basis with no uninvested balance remaining overnight.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure, plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified any Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding a Loan under this Agreement (specifically identified and including the particular Default, if any) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Dilution Ratio” means the amount (expressed as a percentage and calculated as of any date based upon the results of the most recent field examination conducted prior to such date) equal to (a) the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Borrowers for the twelve (12) most recently ended fiscal months divided by (b) total gross sales for the twelve (12) most recently ended fiscal months.

“Dilution Reserve” means a reserve equal to the product of (a) the percentage amount by which (i) the applicable Dilution Ratio exceeds (ii) 5%, multiplied by (b) the Eligible Accounts.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Distribution Center” means (a) the Borrowers’ distribution and fulfillment centers located in Secaucus, New Jersey, Dayton, New Jersey and Kearny, New Jersey and (b) any other distribution and fulfillment center utilized by any Borrower including, without limitation, the Leased Distribution Centers at any time after the Effective Date.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, (i) each subsidiary of such Person that is organized under the laws of the United States, any State of the United States, or the District of Columbia and (ii) each subsidiary of such Person that is organized under the laws of Canada or any province thereof that is not a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Dormant Subsidiary” means, collectively, Siena Leather, Ltd., a New York corporation, Global Apparel Sourcing, Ltd., a Delaware corporation, G-III Retail Outlets, Inc., a Delaware corporation, Fabio Licensing LLC, a New York limited liability company, G-III Brands, Ltd., a Delaware corporation, Indawa Holding Corp., a Delaware corporation, Ash Retail of Easthampton, Inc., a New York corporation, Ash Retail Corp., a New Jersey corporation, A. Marc & Co., Inc., a New York corporation, Wee Beez International Trading Co., a Hong Kong corporation, and P.T. Balihides, an Indonesian corporation.

“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) amortized debt discount for such period, (v) non-cash losses and non-cash charges (excluding any non-cash charge in respect of an item that was included in net income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory) for such period, and minus (b) without duplication and to the extent included in Net Income (i) income tax credits and refunds for such period, (ii) interest income for such period, (iii) cash payments made during such period in respect of non-cash charges taken in a prior period, and (iv) non-cash gains and non-cash items of income for such period, all calculated for Holdings, its Domestic Subsidiaries and Canada Sub on a consolidated basis in accordance with GAAP.

“EBITDAR” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) amortized debt discount for such period, (v) rent, common area maintenance payments, and other payments (including, without limitation, taxes, insurance premiums and other related occupancy costs) under operating leases (net of any sublease income) for such period, (vi) non-cash losses and non-cash charges (excluding any non-cash charge in respect of an item that was included in net income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory) for such period, and minus (b) without duplication and to the extent included in Net Income (i) income tax credits and refunds for such period, (ii) interest income for such period, (iii) cash payments made during such period in respect of non-cash charges taken in a prior period, and (iv) non-cash gains and non-cash items of income for such period, all calculated for Holdings, its Domestic Subsidiaries and Canada Sub on a consolidated basis in accordance with GAAP.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Accounts” means, at any time, the Accounts of a Borrower, Canada Sub or Riviera Sun which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account of a Borrower or of Canada Sub:

(a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent, and (iii) Prior Claims that are unregistered and that secure amounts that are not yet due and payable;

(c) (i) which provides for a scheduled due date that is more than 60 days after the date of the original invoice therefor, (ii) which is unpaid for more than 60 days after the original due date therefor, or (iii) which is unpaid more than 90 days after the date of the original invoice therefor; provided, that, Accounts having an aggregate value not in excess of $25,000,000 that have a scheduled due date more than 60 days but not more than 120 days from the date of the original invoice therefor and which are not unpaid for more than 30 days after the original due date or 135 days after the original invoice date shall not be excluded for purposes of this clause (c);

(d) which has been written off the books of such Borrower, Canada Sub or Riviera Sun or otherwise designated as uncollectible;

(e) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(f) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Borrowers, Canada Sub and Riviera Sun exceeds 20% of the aggregate amount of Eligible Accounts of all Borrowers, Canada Sub and Riviera Sun provided that Accounts owing from Macy’s, Inc. that exceed 20% but that do not exceed 30% of the aggregate Eligible Accounts shall not be excluded pursuant to this clause (f) so long as Macy’s, Inc. maintains a corporate securities rating of at least BBB- by S&P;

(g) with respect to which any covenant, representation or warranty contained in this Agreement or in the applicable Security Agreement has been breached or is not true;

(h) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Borrower’s, Canada Sub’s or Riviera Sun’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(i) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Borrower, Canada Sub or Riviera Sun or if such Account was invoiced more than once;

(j) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(k) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any assignment, application, request or petition for liquidation, reorganization, compromise, arrangement, adjustment of debts, stay of proceedings, adjudication as bankrupt, winding-up, or voluntary or involuntary case or proceeding under any state, provincial, territorial or federal bankruptcy laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(l) which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(m) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province or territory of Canada unless, in either case, such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent;

(n) which is owed in any currency other than U.S. dollars or Canadian dollars (provided that on all Borrowing Base Certificates, reports and other documentation required to be delivered to the Administrative Agent by the Borrowers, Canada Sub or Riviera Sun hereunder, the aggregate amount of all Accounts denominated in Canadian dollars shall be converted by the Borrower Representative to U.S. dollars at the applicable foreign exchange conversion rate as of the date of such Borrowing Base Certificate, report, or other document);

(o) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;

(p) which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;

(q) which, for any Account Debtor, exceeds a credit limit determined by the Administrative Agent in its Permitted Discretion, to the extent of such excess;

(r) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(s) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(t) which is evidenced by any promissory note, chattel paper or instrument;

(u) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Borrower, Canada Sub or Riviera Sun to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower, Canada Sub or Riviera Sun has filed such report or qualified to do business in such jurisdiction;

(v) with respect to which such Borrower, Canada Sub or Riviera Sun has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Borrower, Canada Sub or Riviera Sun created a new receivable for the unpaid portion of such Account;

(w) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, state, provincial, territorial or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(x) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Borrower, Canada Sub or Riviera Sun has or has had an ownership interest in such goods, or which indicates any party other than such Borrower, Canada Sub or Riviera Sun as payee or remittance party;

(y) which was created on cash on delivery terms;

(z) which is owing from an Account Debtor if, at any time within the prior 365 days, the Company has sold, transferred or assigned to the Factor any Account (other than any assignment of an Account to the Factor only of the rights to collect such Account) owing from such Account Debtor pursuant to any Factoring Agreement;

(aa) which is owing from an Account Debtor, if the Company has assigned to the Factor the right to collect any existing or future Account owing from such Account Debtor; provided that, the Administrative Agent may, in its Permitted Discretion, notwithstanding the provisions of this clause (aa) allow the Company to include in Eligible Accounts up to a maximum of $15,000,000 in the aggregate of Accounts outstanding at any time which, in accordance with one or more Factoring Agreements, have been assigned to the Factor for purposes of collection only but which remain the property of the Company, so long as the Factor is contractually obligated to purchase such Accounts pursuant to and in accordance with the terms of such Factoring Agreements (it being expressly understood that the portion of any Account which constitutes a “Client Risk Receivable” as such term is defined in the Factoring Agreements for which the Company retains all or a portion of the risk of non-payment by the Account Debtor, shall not be permitted to be included as an Eligible Account); or

(bb) which the Administrative Agent determines in its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines in its Permitted Discretion is unacceptable.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In the event that an Account that was not previously sold, transferred or assigned to the Factor is sold, transferred or assigned (including, without limitation, any assignment to the Factor for purposes of collection only) to the Factor in accordance with any Factoring Agreement, the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Factored Account Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Borrower, Canada Sub or Riviera Sun may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Borrower, Canada Sub or Riviera Sun to reduce the amount of such Account.

Notwithstanding any provision to the contrary set forth in this definition of “Eligible Accounts”, in no event shall (x) any Accounts of Canada Sub which meet the criteria set forth in this definition constitute Eligible Accounts until such time as (i) the Administrative Agent shall have received a field examination with respect to Canada Sub acceptable to the Administrative Agent in its Permitted Discretion, (ii) the Administrative Agent shall have received a true and complete wholesale customer list of Canada Sub in electronic form (which list shall state each customer’s name, mailing address, phone number and shall be certified as true and correct by a Financial Officer of the Borrower Representative) and (iii) Canada Sub shall have entered into cash management arrangements acceptable to the Administrative Agent in its Permitted Discretion, or (y) any Accounts of Riviera Sun which meet the criteria set forth in this definition constitute Eligible Accounts until such time as (i) Riviera Sun shall have become a Loan Party in accordance with Sections 5.13 and 5.14, (ii) the Administrative Agent shall have received a field examination and shall have conducted such other diligence with respect to Riviera Sun, in each case acceptable to the Administrative Agent in its Permitted Discretion, (iii) the Administrative Agent shall have received a true and complete wholesale customer list of Riviera Sun in electronic form (which list shall state each customer’s name, mailing address, phone number and shall be certified as true and correct by a Financial Officer of the Borrower Representative) and (iv) Riviera Sun shall have entered into cash management arrangements acceptable to the Administrative Agent in its Permitted Discretion.

“Eligible In-Transit Inventory” means In-Transit Inventory that meets all of the criteria for inclusion as “Eligible Inventory” and that meets each of the following criteria:

(a) the Administrative Agent shall have received such items with respect to such Inventory as the Administrative Agent shall require in its Permitted Discretion (which items may include, without limitation (1) a true and correct copy of a negotiable bill of lading and other shipping documents for such Inventory; (2) evidence that such Inventory is fully insured by marine or air cargo insurance or similar insurance, in such amounts, with such insurance companies and subject to such deductibles as are satisfactory to the Administrative Agent in its Permitted Discretion and in respect of which the Administrative Agent has been named as loss payee; and (3) confirmation that such bill of lading is issued in the name of the applicable Borrower and consigned to the order of the Administrative Agent and an agreement acceptable to the Administrative Agent has been entered into with the applicable Borrower’s customs broker, pursuant to which the customs broker has agreed that it holds the negotiable bill of lading as agent for the Administrative Agent and has granted the Administrative Agent access to the Inventory);

(b) the common carrier with which such Inventory is in transit is not an Affiliate of the applicable vendor or supplier;

(c) the customs broker is not an Affiliate of any Loan Party; and

(d) such Inventory is and at all times continues to be acceptable to the Administrative Agent in its Permitted Discretion.

“Eligible Inventory” means, at any time, the Inventory of a Borrower, Canada Sub or Riviera Sun which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent, and (iii) Prior Claims that are unregistered and that secure amounts that are not yet due and payable;

(c) which the Administrative Agent determines, in its Permitted Discretion, is slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation or warranty contained in this Agreement or in the applicable Security Agreement has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;

(e) in which any Person other than such Borrower, Canada Sub or Riviera Sun shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which is not finished goods or which constitutes work-in-process, raw materials, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g) which is not located at a facility owned or leased by a Borrower or Riviera Sun in the U.S. or by Canada Sub in the U.S. or British Columbia, Canada; provided, that (x) Inventory of any Borrower or Riviera Sun which is in transit with a common carrier from vendors and suppliers within the U.S., (y) Inventory of Canada Sub which is in transit from vendors and suppliers within the U.S. or British Columbia, Canada, and (z) Eligible In-Transit Inventory having an aggregate value not in excess of $45,000,000 which, in each case, otherwise meets the criteria for Eligible Inventory shall not be excluded from Eligible Inventory solely on the basis of this clause (g));

(h) which is located (i) at any Leased Distribution Center or (ii) any retail location leased by such Borrower (other than a Leased Distribution Center) in any Landlord Lien State, in each case, unless (x) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (y) a Reserve for rent, charges and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;

(i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;

(j) which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor;

(k) which is a discontinued product or component thereof;

(l) which is the subject of a consignment by such Borrower, Canada Sub or Riviera Sun as consignor;

(m) which is perishable;

(n) which contains or bears any intellectual property rights licensed to such Borrower, Canada Sub or Riviera Sun unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(o) which is not reflected in a current perpetual inventory report of such Borrower, Canada Sub or Riviera Sun;

(p) for which reclamation rights have been asserted by the seller;

(q) which is Retail Inventory of Canada Sub;

(r) which is Wholesale Inventory produced for sale under a Material License Agreement that has been terminated by the licensor party thereto as a result of a default by any Borrower, Canada Sub or Riviera Sun under, a breach by any Borrower, Canada Sub or Riviera Sun of, or a failure of any Borrower, Canada Sub or Riviera Sun to comply with the terms of, such Material License Agreement;

(s) which is Wholesale Inventory produced for sale under a Material License Agreement that has expired in accordance with its terms to the extent such Wholesale Inventory remains unsold after the expiration of the applicable sell-off period under such Material License Agreement; or

(t) which the Administrative Agent otherwise determines in its Permitted Discretion is unacceptable.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

Notwithstanding any provision to the contrary set forth in this definition of “Eligible Inventory”, in no event shall (x) any Inventory of Canada Sub which meets the criteria set forth in this definition constitute Eligible Inventory until such time as the Administrative Agent shall have received (i) a field examination and an Inventory appraisal with respect to Canada Sub, in each case, acceptable to the Administrative Agent, in its Permitted Discretion, and (ii) the Administrative Agent shall have received a true and complete wholesale customer list of Canada Sub in electronic form (which list shall state each customer’s name, mailing address, phone number and shall be certified as true and correct by a Financial Officer of the Borrower Representative), or (y) any Inventory of Riviera Sun which meets the criteria set forth in this definition constitute Eligible Inventory until such time as (i) Riviera Sun shall have become a Loan Party in accordance with the terms of Sections 5.13 and 5.14, (ii) the Administrative Agent shall have received a field examination and an Inventory appraisal with respect to Riviera Sun, and shall have completed its due diligence regarding Riviera Sun, in each case, acceptable to the Administrative Agent, in its Permitted Discretion, and (iii) the Administrative Agent shall have received a true and complete wholesale customer list of Riviera Sun in electronic form (which list shall state each customer’s name, mailing address, phone number and shall be certified as true and correct by a Financial Officer of the Borrower Representative).

“Eligible Retail Inventory” means Eligible Inventory that is Retail Inventory. For the avoidance of doubt, no Retail Inventory of Canada Sub shall constitute Eligible Retail Inventory.

“Eligible Retail LC Inventory” means, at any time, Retail Inventory that would be Eligible Retail Inventory but for the fact that the Borrowers, or Riviera Sun (as the case may be), have not paid for such Retail Inventory and instead, such Retail Inventory is subject to commercial Letters of Credit issued for the account(s) of one or more of the Borrowers, or Riviera Sun (as the case may be), and for the benefit of the sellers of such Retail Inventory, each of which commercial Letters of Credit has an expiry date that is no later than ninety (90) days from the date of issuance of such Letter of Credit, and which Inventory is and at all times continues to be acceptable to the Administrative Agent in its Permitted Discretion.

“Eligible Wholesale Inventory” means Eligible Inventory that is Wholesale Inventory.

“Eligible Wholesale LC Inventory” means, at any time, Wholesale Inventory that would be Eligible Wholesale Inventory but for the fact that the Borrowers, Canada Sub or Riviera Sun (as the case may be), have not paid for such Wholesale Inventory and instead, such Wholesale Inventory is subject to commercial Letters of Credit issued for the account(s) of one or more of the Borrowers, Canada Sub or Riviera Sun (as the case may be), and for the benefit of the sellers of such Wholesale Inventory, each of which commercial Letters of Credit has an expiry date that is no later than ninety (90) days from the date of issuance of such Letter of Credit, and which Inventory is and at all times continues to be acceptable to the Administrative Agent in its Permitted Discretion.

“End of Month Inventory Reliance” means, as of the end of any month during any fiscal year of Holdings, the positive amount, if any, by which (a) the sum of (i) the outstanding principal amount of Revolving Loans at the end of such month, plus (ii) the aggregate amount available to be drawn under all standby Letters of Credit outstanding at the end of such month, exceeds (b) an amount equal to (i) 85% of (A) Eligible Accounts at the end of such month, minus (B) the Dilution Reserve at the end of such month, plus (ii) 100% of cash of the Borrowers held in deposit or securities accounts maintained at Chase or its Affiliates subject to control agreements in favor of the Administrative Agent for the benefit of the Lenders at the end of such month. End of Month Inventory Reliance for any month shall be determined based on the Borrowing Base Certificate for such month.

“Environmental Laws” means all laws, rules, regulations, codes, guidelines, bulletins, rulings, ordinances, orders, orders-in-council, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests “ means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a U.S. Pension Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any U.S. Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any U.S. Pension Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any U.S. Pension Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any U.S. Pension Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any U.S. Pension Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Excluded Subsidiary” means (a) any Foreign Subsidiary, (b) any wholly-owned Domestic Subsidiary of a Foreign Subsidiary, (c) any Dormant Subsidiary, (d) any Immaterial Domestic Subsidiary, and (e) VM Retail Ventures, LLC, a Delaware limited liability company.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i)

such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Airway Release” means any airway release that (a) was issued by the Issuing Bank under that certain Amended and Restated Financing Agreement dated as of April 3, 2008 by and among the Company, Holdings, the Subsidiaries of Holdings party thereto, Chase in its capacity as successor administrative agent, and the lenders party thereto, (b) is outstanding on the Effective Date and (c) is listed on Schedule 1.01(b).

“Existing Letter of Credit” means any letter of credit that (a) was issued by the Issuing Bank under that certain Amended and Restated Financing Agreement dated as of April 3, 2008 by and among the Company, Holdings, the Subsidiaries of Holdings party thereto, Chase in its capacity as successor administrative agent, and the lenders party thereto, (b) is outstanding on the Effective Date and (c) is listed on Schedule 1.01(b).

“Existing Steamship Guarantee” means any steamship guarantee that (a) was issued by the Issuing Bank under that certain Amended and Restated Financing Agreement dated as of April 3, 2008 by and among the Company, Holdings, the Subsidiaries of Holdings party thereto, Chase in its capacity as successor administrative agent, and the lenders party thereto, (b) is outstanding on the Effective Date and (c) is listed on Schedule 1.01(b).

“Factor” means (a) The CIT Group/Commercial Services, Inc., in its capacity as factor of certain Accounts of the Company pursuant to the Factoring Agreements, or (b) any other financial institution acceptable to the Administrative Agent in its Permitted Discretion, that replaces The CIT Group/Commercial Services, Inc. in its capacity as factor of certain Accounts of the Company pursuant to the Factoring Agreements.

“Factored Account Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit G or another form which is acceptable to the Administrative Agent in its sole discretion, which sets forth detailed information regarding all Accounts of the Company that have been sold, assigned or transferred to the Factor since the date of the last Factored Account Certificate delivered to the Administrative Agent (including details regarding each Account that has been purchased and paid for by the Factor, each Account for which the right of collection only has been assigned to the Factor and for which the Factor remains contractually obligated to purchase under the Factoring Agreements, and each Account for which the right of collection has been assigned to the Factor but for which the Company bears some or all of the risk of non-payment by the Account Debtor).

“Factoring Agreements” means (a) that certain Credit Approved Receivables Purchasing Agreement, dated as of February 15, 2010, between Factor and the Company, as modified, amended or supplemented prior to the Effective Date (the “CIT CARPA”), (b) those certain side letter agreements between the Factor and the Company entered into prior to the Effective Date which, by their express terms, make reference to the CIT CARPA, (c) any modifications, amendments, supplements or side letter agreements that may from time to time after the Effective Date be entered into by the Factor and the Company and that reference the CIT CARPA, (provided, that any such modification, amendment, supplement or side letter agreement that is material shall be in form and substance and on terms acceptable to the Administrative Agent in its Permitted Discretion), (d) any other arrangement between the Factor and the Company pursuant to which the Company sells, assigns or transfers certain of its Accounts (including, without limitation, any assignment of rights of collection), in each case, in form and substance and on terms acceptable to the Administrative Agent in its Permitted Discretion, and (e) any replacement of the arrangements described in clauses (a) through (d) of this definition, in each case, on terms acceptable to the Administrative Agent in its Permitted Discretion. Notwithstanding any provision to the contrary set forth in this definition, (i) a change to any fees, rate of interest or commissions charged by Factor under the Factoring Agreements or (ii) any extension of any Factoring Agreement, shall not, in either case, be deemed to be a material change requiring the consent of the Administrative Agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Borrower or of a Loan Guarantor, as applicable.

“Fixed Charges” means, for any period, without duplication, the sum of (i) cash Interest Expense, (ii) prepayments and regularly scheduled principal payments on indebtedness (excluding principal payments in respect of the Revolving Loans), (iii) earn out and similar payments, (iv) taxes paid in cash, (iv) dividends, distributions and other Restricted Payments paid in cash, (v) payments in respect of Capital Lease Obligations, (vi) cash contributions to any Pension Plan, and (vii) rent and common area maintenance payments under operating leases, all calculated for Holdings, its Domestic Subsidiaries and Canada Sub on a consolidated basis in accordance with GAAP.

“Fixed Charge Coverage Ratio” means, for any period of twelve consecutive months, the ratio of (a) EBITDAR for such period minus the unfinanced portion of Capital Expenditures (it being understood that Capital Expenditures financed with Revolving Loans shall be deemed to be unfinanced Capital Expenditures for purposes of this clause (a)) to (b) Fixed Charges for such period, all calculated for Holdings, its Domestic Subsidiaries and Canada Sub on a consolidated basis in accordance with GAAP.

“Fixed Charge Coverage Ratio Trigger Event” means either (a) an Event of Default shall occur or (b) Availability shall fall below the greater of (i) 12.5% of the Aggregate Revolving Commitments in effect at such time or (ii) $47,250,000.

“Fixed Charge Coverage Ratio Test Period” means the period (a) commencing with a Fixed Charge Coverage Ratio Trigger Event and (b) ending on the first day thereafter when, at all times for ninety consecutive days (i) Availability has exceeded the greater of (x) 12.5% of the Aggregate Revolving Commitments in effect at such time or (y) $47,250,000 and (ii) no Event of Default has existed.

“Foreign Pension Plan” means any pension plan, pension undertaking, supplemental pension, retirement savings or other retirement income plan, obligation or arrangement of any kind that is not subject to U.S. or Canadian law and that is established, maintained or contributed to by any Loan Party or any of its Subsidiaries or Affiliates or in respect of which any Loan Party or any of its Subsidiaries or Affiliates has any liability, obligation or contingent liability.

“Foreign Pension Event” means (a) the whole or partial withdrawal of any Loan Party or any Subsidiary of a Loan Party from a Foreign Pension Plan during a plan year; or (b) the filing of a notice of intent to terminate in whole or in part a Foreign Pension Plan or the treatment of a Foreign Pension Plan amendment as a termination or partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Foreign Pension Plan; or (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of winding up or the appointment of trustee to administer, any Foreign Pension Plan, in each case, which could reasonably be expected to result in liabilities or obligations of any Loan Party in an amount in excess of $10,000,000.

“Foreign Subsidiary” means, with respect to any Person, each subsidiary of such Person that is not a Domestic Subsidiary (other than, for so long as Canada Sub is a “Loan Party” hereunder, Canada Sub).

“Funding Accounts” has the meaning assigned to such term in Section 4.01(h).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether provincial, territorial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” means G-III Apparel Group, Ltd., a Delaware corporation.

“Immaterial Domestic Subsidiary” means any Domestic Subsidiary, whether existing as of the Effective Date or formed or acquired thereafter, (i) the revenues of which, as of the end of any fiscal year, for the period of four consecutive fiscal quarters then ended, were less than the lesser of (x) $1,000,000 and (y) 1% of the consolidated revenues of Holdings and its Subsidiaries for such period, or (ii) the consolidated assets of which, as of the end of any fiscal year, were less than the lesser of (x) $1,000,000 and (y) 1% of the consolidated total assets of Holdings and its Subsidiaries as of the end of such fiscal year, in each case, as reflected on the most recent annual or quarterly consolidated financial statements of Holdings and its Subsidiaries.

“Immaterial Foreign Subsidiary” means any Foreign Subsidiary, whether existing as of the Effective Date or formed or acquired thereafter, (i) the revenues of which, as of the end of any fiscal year, for the period of four consecutive fiscal quarters then ended, were less than the lesser of (x) $1,000,000 and (y) 1% of the consolidated revenues of Holdings and its Subsidiaries for such period, or (ii) the consolidated assets of which, as of the end of any fiscal year, were less than the lesser of (x) $1,000,000 and (y) 1% of the consolidated total assets of Holdings and its Subsidiaries as of the end of such fiscal year, in each case, as reflected on the most recent annual or quarterly consolidated financial statements of Holdings and its Subsidiaries.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person under any earnout or similar arrangement (including, without limitation, the Seller Earnout Obligation) and (l) any other Off-Balance Sheet Liability of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) to the extent not described in (a), Other Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated May 29, 2012 relating to the Borrowers and the Transactions.

“Intellectual Property” means, all intellectual property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, among the Administrative Agent, the Factor and the Company, (together with any replacement thereof reasonably acceptable to the Administrative Agent among the Administrative Agent, the Factor and the Company, Canada Sub and/or Riviera Sun) as the same may be amended, restated, replaced, or otherwise modified from time to time.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.07.

“Interest Expense” means, for any Person for any period, total interest expense (including that attributable to Capital Lease Obligations) of such Person for such period with respect to all outstanding Indebtedness of such Person (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for such Person for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first day of each calendar month and the Maturity Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period) and the Maturity Date.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Eurodollar Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower Representative may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“In-Transit Inventory” means Inventory of a Borrower, Canada Sub or Riviera Sun, as applicable, which has been fully paid for by such Borrower, Canada Sub or Riviera Sun, is in-transit with a common carrier from a vendor or supplier located outside the continental U.S. (or in the case of Canada Sub, outside of the continental U.S. or British Columbia, Canada) to a public warehouse, distribution center, private warehouse or other facility within the continental U.S. (or, in the case of Canada Sub, British Columbia, Canada) owned or leased by a Borrower, Canada Sub or Riviera Sun, as applicable, and for which such Borrower, Canada Sub or Riviera Sun, as applicable, has legal title at the time such Inventory is delivered to the common carrier (or legal title to such Inventory passes to such Borrower, Canada Sub or Riviera Sun upon delivery to the common carrier).

“Inventory” has the meaning assigned to such term in the applicable Security Agreement.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means Chase, in its capacity as the issuer of Letters of Credit, and its successors in such capacity as provided in Section 2.07(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit D.

“Landlord Lien State” means the States of Pennsylvania, Washington and Virginia and the Commonwealth of Puerto Rico, together with any other jurisdiction the laws of which are changed after the Effective Date to provide for the liens in favor of the landlords of such jurisdiction to have priority over the liens in favor of the Administrative Agent on Inventory; provided, that if the laws of any such jurisdiction are changed after the Effective Date so as to provide for the liens in favor of the Administrative Agent on Inventory to have priority over the liens in favor of the landlords of such jurisdiction, then such jurisdiction shall no longer be a “Landlord Lien State” as such term is used herein.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(k).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure.

“Leased Distribution Center” means any distribution center or similar facility leased or subleased by any Borrower (as lessee or sublessee, as applicable, including without limitation, the distribution centers leased by the Borrowers located in Secaucus, New Jersey, South Brunswick, New Jersey, Jamesburg, New Jersey and Brooklyn Park, Minnesota.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit (including any Existing Letter of Credit), Steamship Guarantee or Airway Release issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits having a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time two Business Days prior to the commencement of such Interest Period. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Loan Guaranty, the Collateral Documents, the Intercreditor Agreement, the Seller Subordination Agreement and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each Loan Party (other than the Borrowers).

“Loan Guaranty” means Article X of this Agreement and each separate Guarantee (including, without limitation, the Canada Sub Guarantee), in form and substance reasonably satisfactory to the Administrative Agent, delivered by any Loan Guarantor, as any such Guarantee may be amended or modified from time to time.

“Loan Parties” means Holdings, the Borrowers, Holdings’ Domestic Subsidiaries (other than the Borrowers and any Excluded Subsidiary), Canada Sub, and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of Holdings, the Borrowers and their Subsidiaries (other than Excluded Subsidiaries), taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their obligations under the Loan Documents to which they are parties, (c) any portion of the Collateral having a value in excess of $10,000,000, or the Administrative Agent’s Liens (on behalf of itself and the Lenders) on any portion of the Collateral having a value in excess of $10,000,000 or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Issuing Bank or the Lenders under any of the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings and its Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “obligations” of any Loan Party or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material License Agreement” means (a) the Calvin Klein License Agreements (taken as a whole, it being understood that no single Calvin Klein License Agreement on its own shall constitute a Material License Agreement unless such single Calvin Klein License Agreement meets the criteria set forth in clause (b) of this definition), and (b) any product and brand licensing agreement or group of product and brand licensing agreements with respect to a single product or brand, or group of related products or brands, (other than the Calvin Klein License Agreements) to which any Loan Party is a party or by which any Loan Party is bound and from which the Loan Parties derive revenues in any fiscal year in excess of 5% of the Loan Parties’ aggregate revenues from wholesale sales.

“Maturity Date” means the earliest to occur of (a) the fifth anniversary of the Effective Date, (b) 91 days prior to the maturity date of the Subordinated Seller Notes and (c) any date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Liability” has the meaning assigned to such term in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc.

“Multicurrency Tranche” has the meaning assigned to such term in Section 2.09(e).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of Holdings, its Domestic Subsidiaries and Canada Sub, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated or amalgamated with Holdings, any of its Domestic Subsidiaries or Canada Sub, (b) the income (or deficit) of any Person (other than a Subsidiary) in which Holdings, any of its Domestic Subsidiaries or Canada Sub has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Domestic Subsidiary (or Canada Sub) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent by an appraiser acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Issuing Bank or any indemnified party arising under the Loan Documents, including, without limitation, interest and fees that accrue after the commencement of any Bankruptcy Event with respect to any Loan Party or any Subsidiary of any Loan Party.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document), or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).

“Overadvance” has the meaning assigned to such term in Section 2.05(b).

“Parent” means, with respect to any Lender, the Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any U.S. Pension Plan, Canadian Pension Plan or Foreign Pension Plan.

“Permitted Acquisition” means (I) the Target Acquisition, and (II) any Acquisition by any Borrower or Loan Guarantor in a transaction that satisfies each of the following requirements: (a) such Acquisition is not a hostile acquisition or contested by the Person to be acquired; (b) the assets being acquired (other than a de minimis amount of assets in relation to Borrowers’ and Loan Guarantors’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of the Company or any of its Subsidiaries or a business reasonably related thereto; (c) both before and after giving effect to such Acquisition, each of the representations and warranties in the Loan Documents is true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the context thereof); (d) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of such Acquisition; (e) (i) as soon as available, but not less than twenty (20) days prior to such Acquisition, the Borrowers have provided the Administrative Agent with notice of such Acquisition and a summary of the terms of such Acquisition, (ii) as soon as available, but not less than ten (10) days prior to such Acquisition, the Borrowers shall have provided the Administrative Agent with a copy of all available business and financial information reasonably requested by Administrative Agent including pro forma financial statements, statements of cash flow, financial covenant projections, and Availability projections, and (iii) not less than ten (10) days prior to the anticipated closing date of such Acquisition, the Borrowers shall have provided the Administrative Agent with the then current drafts of the acquisition agreement and other material documents relative to such Acquisition; (f) if such Acquisition is an acquisition of the Equity Interests of a Person, the Acquisition is structured so that the acquired Person shall become a direct, wholly-owned Subsidiary of a Borrower or Loan Guarantor and, in accordance with Section 5.13, a Loan Party pursuant to the terms of this Agreement; (g) if such Acquisition is an acquisition of assets, the Acquisition is structured so that a Borrower or Loan Guarantor shall acquire such assets; (h) all or substantially all of the assets being acquired are located within the United States, or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States (provided, that, this clause (h) shall not prohibit Holdings from forming a direct, wholly-owned Foreign Subsidiary of Holdings which may be used to consummate any Acquisition which meets all criteria set forth in this definition of “Permitted Acquisition”, other than this clause (h)); (i) no Indebtedness will be incurred, assumed, or would exist with respect to Holdings or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under Section 6.01 and no Liens will be incurred, assumed, or would exist with respect to the assets of Holdings or its Subsidiaries as a result or such Acquisition other than Permitted Liens; (j) the Fixed Charge Coverage Ratio for the period of twelve consecutive months most recently ended prior to the closing of such Acquisition for which financial statements are available (determined on a pro forma basis as if such Acquisition and all borrowings related thereto had occurred on the first day of such twelve month period) shall equal or exceed 1.15 to 1.00, (k) the Borrowers shall have provided the Administrative Agent with a certificate of a Financial Officer of the Borrowers calculating the Fixed Charge Coverage Ratio on a pro forma basis after giving effect to such Acquisition and demonstrating compliance with the foregoing clause (j), which certificate shall be satisfactory in form and substance to the Administrative Agent; and (l) on a pro forma basis, at all times during (x) the period of ninety (90) days prior to the closing of such Acquisition and (y) the period of ninety (90) days after the closing of such Acquisition, Availability (determined, in each case, as if all Revolving Loans incurred to fund such Acquisition had occurred on the ninetieth day prior to the actual closing date of such Acquisition) shall equal or exceed the greater of (i) 17.5% of the Aggregate Revolving Commitments at such time and (ii) $65,250,000. Unless otherwise consented to in writing by the Administrative Agent, in no event will assets acquired pursuant to a Permitted Acquisition constitute assets eligible for inclusion in the Borrowing Base prior to completion of a field examination and other due diligence acceptable to Administrative Agent in its Permitted Discretion.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Subsidiary; and

(g) customary restrictions in any license agreement with a Borrower as a licensee, including without limitation, with respect to the sale of Inventory (provided that the Borrowers shall give the Administrative Agent prompt notice of the execution of any such license agreement);

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (e) above.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PPSA” means the Personal Property Security Act (British Columbia), including the regulations thereto, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security, in effect in a jurisdiction other than British Columbia, “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction for the purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party, other than dispositions described in Section 6.05(a); or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party; or

(c) the issuance by Holdings or the Company of any Equity Interests, or the receipt by Holdings or the Company of any capital contribution; or

(d) the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 6.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Chase as its prime rate at its offices at 270 Park Avenue in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prior Claims” means all Liens created by applicable law (in contrast with Liens voluntarily granted) (or interests similar thereto under applicable law) including for amounts owing for employee source deductions, vacation pay, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, worker’s compensation, pension fund obligations and overdue rents.

“Projections” has the meaning assigned to such term in Section 5.01(e).

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“Purchaser” means VBQ Acquisition B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, in its capacity as the purchaser under the Target Purchase Agreement.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Register” has the meaning assigned to such term in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Borrowers, Canada Sub or Riviera Sun from information furnished by or on behalf of the Borrowers, Canada Sub or Riviera Sun, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Credit Exposure and unused Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and unused Commitments; provided that, as long as there are only two Lenders, Required Lenders shall mean both Lenders.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, volatility reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for Accounts that have been sold, transferred or assigned to the Factor, or with respect to which the Factor has been assigned the right of collection, in each case, pursuant to the Factoring Agreements, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges and Prior Claims) with respect to the Collateral or any Loan Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Holdings or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings or any Subsidiary, (b) any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness (including Indebtedness in respect of the Subordinated Seller Notes), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Indebtedness, (c) any payment or other distribution (whether in cash, securities or other property) in respect of any earnout obligation (including the Seller Earnout Obligation), and (d) any principal payment in respect of any unsecured Indebtedness incurred pursuant to Section 6.01(l).

“Retail Inventory” means Inventory to be sold by the Borrowers or Riviera Sun through the Borrowers’ or Riviera Sun’s retail distribution channels.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Revolving Lender pursuant to Section 9.04. The initial amount of each Revolving Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Revolving Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Revolving Lenders’ Revolving Commitments is $450,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances outstanding.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“Riviera Sun” means Riviera Sun, Inc., a Delaware corporation.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Seasonal Supplemental Amount” shall mean (a) during the period from the Effective Date through April 30, 2013, $0, (b) during the period from May 1, 2013 through July 31, 2013, $25,000,000, and (c) at all times from and after August 1, 2013, $0.

“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Obligations owing to one or more Lenders or their respective Affiliates.

“Security Agreement” means, the Canadian Security Agreement or the U.S. Security Agreement, as the case may be.

“Seller” means Fashion Fund I B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, in its capacity as the seller under the Target Purchase Agreement.

“Seller Earnout Obligation” means the obligation of Purchaser to pay earnout payments to the Seller pursuant to Appendix 3.3 of the Target Purchase Agreement as in effect on the Effective Date.

“Seller Subordination Agreement” means the Subordination and Intercreditor Agreement in substantially the form of Exhibit F hereto, to be entered into by the Administrative Agent, the Seller and the Loan Parties at the time of or prior to the consummation of the Target Acquisition, as the same may be amended, supplemented or otherwise modified from time to time.

“Settlement” has the meaning assigned to such term in Section 2.05(d).

“Settlement Date” has the meaning assigned to such term in Section 2.05(d).

“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding standby Letters of Credit plus (b) the aggregate amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers. The Standby LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Standby LC Exposure.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Steamship Guarantees” means steamship guarantees (including any Existing Steamship Guarantees) agreed to be issued or caused to be issued by the Issuing Bank in accordance with the terms of the Continuing Agreement for Commercial and Standby Letters of Credit.

“Subordinated Indebtedness” means (a) the Indebtedness of the Purchaser under the Subordinated Seller Notes (and any guaranty by any Loan Party thereof) and (b) any Indebtedness of any Person (other than the Indebtedness referred to in the foregoing clause (a)), the payment of which is subordinated to payment of the Secured Obligations upon terms satisfactory to the Administrative Agent in its Permitted Discretion.

“Subordinated Seller Notes” means the promissory notes in the aggregate principal amount of €15,000,000 to be issued by Purchaser in favor of Seller at the time of the consummation of the Target Acquisition pursuant to the Target Purchase Agreement, as the same may be amended, restated or otherwise modified from time to time in accordance with this Agreement.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of Holdings or a Loan Party, as applicable.

“Supermajority Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposure and unused Revolving Commitments representing at least 66 2/3% of the sum of the Aggregate Revolving Exposure and unused Revolving Commitments.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Loan Party means any and all obligations of such Loan Party owing to one or more Lenders or their respective Affiliates, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Exposure” means, at any time, the sum of the aggregate undrawn amount of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” has the meaning assigned to such term in Section 2.05(a).

“Syndication Agent” means each of Bank of America, N.A., HSBC Bank USA, NA and Wells Fargo, National Association in its capacity as a co-syndication agent hereunder.

“Target” means Vilebrequin International, SA, a corporation (société anonyme) incorporated under the laws of Switzerland.

“Target Acquisition” means the acquisition by the Loan Parties from the Seller of not less than 80% of the outstanding Equity Interests of the Target pursuant to the Target Purchase Agreement.

“Target Purchase Agreement” means the Agreement for the Sale and Purchase of Shares in the Capital of Vilebrequin International SA, to be entered into by the Seller, the Purchaser and Target in substantially the form delivered to the Administrative Agent on the Effective Date, as the same may be amended, restated or otherwise modified from time to time in accordance with this Agreement.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Funded Debt” means the outstanding principal amount of all Indebtedness of Holdings, its Domestic Subsidiaries, and Canada Sub determined on a consolidated basis (without duplication) (including, without limitation, all Indebtedness of Holdings, its Domestic Subsidiaries and Canada Sub (whether direct or contingent) in respect of the Subordinated Seller Notes and the Seller Earnout Obligation) but excluding any obligations of Holdings, any Domestic Subsidiary of Holdings, or Canada Sub as an account party in respect of letters of credit and letters of guaranty.

“Total Funded Debt to EBITDA Ratio” means, as of any date of determination, the ratio of (a) Total Funded Debt as of such date to (b) EBITDA for the period of twelve consecutive fiscal months ending on such date.

“Transactions” means (a) the execution, delivery and performance by the Loan Parties of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and the granting of Liens by the Loan Parties under the Loan Documents and (b) the consummation of the Target Acquisition.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S. Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and any other pledge or security agreement (other than the Canadian Security Agreement and the Canadian Pledge Agreement) entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“Weekly Reporting Trigger Period” means the period (a) commencing on the day that (i) an Event of Default occurs, (ii) the Seasonal Supplemental Amount is greater than $0 or (iii) Availability falls below the greater of (A) 15% of the Aggregate Revolving Commitments and (B) $56,250,000; and (b) continuing until the date on which (i) the Seasonal Supplement Amount is $0 and (ii) at all times during the preceding sixty (60) consecutive days, (A) no Event of Default has existed, and (B) Availability has been greater than the greater of (1) 15% of the Aggregate Revolving Commitments and (2) $56,250,000.

“Wholesale Inventory” means Inventory to be sold by the Borrowers, Canada Sub or Riviera Sun through the Borrowers’, Canada Sub’s or Riviera Sun’s wholesale distribution channels.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower Representative and the Administrative Agent.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment, or (b) the Aggregate Revolving Exposure exceeding the lesser of (i) the Aggregate Revolving Commitments and (ii) the sum of the Borrowing Base plus the Seasonal Supplemental Amount, subject, in the case of clause (b)(ii), to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Sections 2.04 and 2.05. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.08. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $10,000,000. ABR Revolving Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrower Representative or by telephone not later than (a) in the case of a Eurodollar Borrowing, 10:00 a.m., Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, noon, Chicago time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 9:00 a.m., Chicago time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i)	the name of the applicable Borrower(s);

(ii)	the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii)	the date of such Borrowing, which shall be a Business Day;

(iv)	whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(v)	in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Protective Advances.

(a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, ratably on behalf of all Lenders in accordance with their respective Applicable Percentages, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, (x) the aggregate amount of Protective Advances plus the aggregate amount of Overadvances outstanding at any time shall not at any time exceed $45,000,000; (y) no Protective Advance shall cause any Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment, and (z) the aggregate amount of outstanding Protective Advances plus the Aggregate Revolving Exposure shall not exceed the Aggregate Revolving Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 4.03 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.03 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.05. Swingline Loans and Overadvances.

(a) The Administrative Agent, the Swingline Lender and the Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests an ABR Borrowing, the Swingline Lender may elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the Revolving Lenders and in the amount requested, same day funds to the Borrowers, on the applicable Borrowing date to the Funding Account(s) (each such Loan made solely by the Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d). Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Revolving Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. In addition, the Borrowers hereby authorize the Swingline Lender to, and the Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 1:00 p.m., Chicago time, on each Business Day, make available to the Borrowers by means of a credit to the Funding Account(s), the proceeds of a Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account that Business Day; provided that, if on any Business Day there is insufficient borrowing capacity to permit the Swingline Lender to make available to the Borrowers a Swingline Loan in the amount necessary to pay all items to be so drawn on any such Controlled Disbursement Account on such Business Day, then the Borrowers shall be deemed to have requested an ABR Borrowing pursuant to Section 2.03 in the amount of such deficiency to be made on such Business Day. The aggregate amount of Swingline Loans outstanding at any time shall not exceed $45,000,000. The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan exceeds Availability (before giving effect to such Swingline Loan). All Swingline Loans shall be ABR Borrowings.

(b) Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make Revolving Loans to the Borrowers, ratably on behalf of the Revolving Lenders in accordance with their respective Applicable Percentages, in amounts that exceed Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided that, no Overadvance shall result in a Default due to Borrowers’ failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the condition precedent set forth in Section 4.03(c) has not been satisfied. All Overadvances shall constitute ABR Borrowings. The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount which, when added to the aggregate amount of Protective Advances then outstanding, shall not exceed $45,000,000 at any time, no Overadvance may remain outstanding for more than sixty days and no Overadvance shall cause any Revolving Lender’s Revolving Exposure to exceed its Revolving Commitment; provided that, the Required Lenders may at any time revoke the Administrative Agent’s authorization to make Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(c) Upon the making of a Swingline Loan or an Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the Revolving Commitment. The Swingline Lender or the Administrative Agent may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.

(d) The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon Chicago time on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., Chicago time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.03 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover from such Lender on demand such amount, together with interest thereon, as specified in Section 2.07.

SECTION 2.06. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for its own account or for the account of another Borrower, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (prior to 9:00 am, Chicago time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $110,000,000, (ii) the Standby LC Exposure shall not exceed $10,000,000, (iii) the Commercial LC Exposure shall not exceed $100,000,000, and (iv) the Aggregate Revolving Exposures shall not exceed the lesser of (A) the Aggregate Revolving Commitments and (B) the sum of (x) the Borrowing Base and (y) the Seasonal Supplemental Amount.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that a Letter of Credit may provide that its expiration date shall be automatically extended (but not beyond the date specified in clause (ii) below) to a date not more than one year after the then outstanding expiration date unless, at least a specified number of days prior to such then existing expiration date, the Issuing Bank shall have given the beneficiary thereof notice, in a form that may be specified in such Letter of Credit, that such expiration date shall not be so extended, and (ii) the date that is five Business Days prior to the Maturity Date; provided that, in the case of any Letter of Credit providing for an annual automatic renewal, such Letter of Credit may be automatically extended for a period of up to one year after the Maturity Date so long as (A) the Borrowers provide cash collateral for the LC Exposure related thereto in accordance with Section 2.06(j) on or prior to the effective date of such extension and (B) the aggregate LC Exposure of all Letters of Credit so extended under this proviso shall not exceed $10,000,000.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (i) not later than 11:00 a.m., Chicago time, on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 9:00 a.m., Chicago time, on such date, or, (ii) if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 11:00 a.m., Chicago time, on (A) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 9:00 a.m., Chicago time, on the day of receipt, or (B) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrowers’ joint and several obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply.

Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. In addition, if the Borrowers are required to provide cash collateral in connection with an extension of a Letter of Credit pursuant to Section 2.04(c), then, on or prior to the effective date of any such extension, the Borrowers shall deposit in the LC Collateral Account an amount in cash equal to 105% of the LC Exposure in respect of the Letter of Credit subject to such extension plus accrued and unpaid interest thereon. Any such deposit of cash collateral pursuant to this Section 2.06(k) shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all such Events of Default have been cured or waived as confirmed in writing by the Administrative Agent.

SECTION 2.07. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower Representative by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections.

(a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(d) the name of the applicable Borrower, the Borrowing to which such Interest Election Request applies and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(e) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(f) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(g) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(h) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(i) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments; Increase in Revolving Commitments.

(a) Unless previously terminated, all Commitments shall terminate on the Maturity Date.

(b) The Borrowers may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent) equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees and (iv) the payment in full of all reimbursable expenses and other Obligations, together with accrued and unpaid interest thereon.

(c) The Borrowers may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $10,000,000 and (ii) the Borrowers shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the sum of the Revolving Exposures would exceed the lesser of (i) the Aggregate Revolving Commitments and (ii) the sum of (x) the Borrowing Base plus (y) the Seasonal Supplemental Amount.

(d) The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least five Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(e) The Borrowers shall have the right to increase the Aggregate Revolving Commitments (an “Aggregate Commitment Increase”) by obtaining additional Revolving Commitments on the same terms as the existing Commitments (with such changes as shall be necessary to incorporate any Multicurrency Tranche as provided in this Section 2.09), either from one or more of the Lenders or another lending institution provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, (ii) the Borrower Representative, on behalf of the Borrowers, may make a maximum of four (4) such requests, (iii) the Administrative Agent has approved the identity of any such new Lender, such approval not to be unreasonably withheld, (iv) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, (v) the aggregate amount of all such Aggregate Commitment Increases, plus the aggregate amount of any Multicurrency Tranche, shall not exceed $100,000,000, (vi) the conditions and procedures described in Section 2.09(f) have been satisfied and (vii) no Lender shall have any obligation to increase its Revolving Commitment in connection with any such Aggregate Commitment Increase or Multicurrency Tranche requested by the Borrowers hereunder. The Borrowers shall also have the right to create a separate multicurrency tranche (the “Multicurrency Tranche”), which Multicurrency Tranche shall be in a minimum amount of the Dollar equivalent of $25,000,000 and shall not exceed the Dollar equivalent of $35,000,000 in the aggregate.

(f) Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and each Lender being added or increasing its Commitment, subject only to the approval of all Lenders if any such increase would cause the Revolving Commitments including the aggregate amount of any Multicurrency Tranche to exceed $550,000,000. As a condition precedent to such an increase, the Borrowers shall deliver to the Administrative Agent (i) a certificate of each Loan Party (in sufficient copies for each Lender) signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article III and the other Loan Documents are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (y) no Default exists and (ii) such opinions of counsel, certificates and other documents as the Administrative Agent may reasonably request in connection therewith, all of which shall be satisfactory in form and substance to the Administrative Agent.

(g) Within a reasonable time after the effective date of any Aggregate Commitment Increase or Multicurrency Tranche, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or Multicurrency Tranche, and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrowers, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement. On the Business Day following any such increase, all outstanding ABR Loans shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Applicable Percentages and the Lenders shall make adjustments among themselves with respect to the Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation. Eurodollar Loans shall not be reallocated among the Lenders until the expiration of the applicable Interest Period in effect at the time of any such increase, at which time any such Eurodollar Loans being continued shall be reallocated, and any such Eurodollar Loans being converted to ABR Loans shall be converted and allocated, among the Lenders (including the newly added Lenders) at such time.

SECTION 2.10. Repayment and Amortization of Loans; Evidence of Debt.

(a) The Borrowers hereby unconditionally promise jointly and severally to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent and (iii) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earlier of the Maturity Date and demand by the Administrative Agent.

(b) At all times that a Cash Dominion Period is in effect, on each Business Day, the Administrative Agent shall apply all funds credited to the Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swingline Loans) and, if requested by the Administrative Agent in its Permitted Discretion, to cash collateralize outstanding LC Exposure.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans.

(a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section.

(b) Except for Overadvances permitted under Section 2.05, in the event and on such occasion that the Aggregate Revolving Exposure exceeds the lesser of (i) the Aggregate Revolving Commitments and (ii) the sum of (x) the Borrowing Base plus (y) the Seasonal Supplemental Amount, the Borrowers shall immediately prepay the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount equal to such excess.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings or any other Loan Party in respect of any Prepayment Event, then, if a Cash Dominion Period is then in effect, the Borrowers shall, immediately after such Net Proceeds are received by Holdings or any other Loan Party, prepay the Obligations (without any corresponding reduction in the Revolving Credit Commitments) as set forth in Section 2.11(d) below in an aggregate amount equal to (x) in the case of a prepayment event described in clause (c) of the definition of the term “Prepayment Event”, 50% of such Net Proceeds and (y) in the case of all other Prepayment Events, 100% of such Net Proceeds.

(d) All such amounts pursuant to Section 2.11(c) shall be applied, first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitments and, if an Event of Default shall have occurred and be continuing at the time of such prepayment, to cash collateralize outstanding LC Exposure.

(e) The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile or otherwise electronic transmission) of any prepayment hereunder not later than 10:00 a.m., Chicago time, (A) in the case of prepayment of a Eurodollar Revolving Borrowing, three Business Days before the date of prepayment, or (B) in the case of prepayment of an ABR Revolving Borrowing, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees.

(a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the first day of each January, April, July and October and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in standby Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s Standby LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any Standby LC Exposure, (ii) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in commercial Letters of Credit, which shall accrue at a rate equal to (A) 50% multiplied by (B) the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s Commercial LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any Commercial LC Exposure, (iii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, and (iv) to the Issuing Bank, the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the first day of each calendar month following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Each Protective Advance and each Overadvance shall bear interest at the Alternate Base Rate plus the Applicable Rate for Revolving Loans plus 2%.

(d) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

(e) Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed. The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g) For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Connection Taxes on gross or net income, profits or receipts (including value-added or similar Taxes));

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Eurodollar Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower

Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes.

(a) Withholding of Taxes; Gross-Up. Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrowers. The Loan Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within 10 days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower Representative or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower Representative and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(i) Without limiting the generality of the foregoing, if any Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies reasonably requested by the Borrower Representative and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a tax certificate substantially in the form of Exhibit E-1 to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a tax certificate substantially in the form of Exhibit E-2 on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower Representative or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(g) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(i) Issuing Bank. For purposes of Section 2.17(e) and (f), the term “Lender” includes any Issuing Bank.

SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Chicago time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account when a Cash Dominion Period is in effect (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrowers (other than in connection with Banking Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements ratably in accordance with the then outstanding amounts thereof), seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any aggregate LC Exposure, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services and Swap Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, and ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of any Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder; application of amounts pursuant to (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder;

(c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Bank, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Issuing Bank to defease any risk in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrowers, the Issuing Bank and the Swingline Lender determine (which determination shall be made in good faith and shall not be unreasonably withheld or delayed) that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21. Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

SECTION 2.22. Banking Services and Swap Agreements. Each Lender (other than Chase and its Affiliates, each of which shall be deemed to have provided such notice) or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Obligations of such Loan Party to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish to the Administrative Agent (i) on or prior to the fifteenth (15th) day of each month, (ii) from time to time after a significant change therein and (iii) upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Obligations. The most recent information provided to the Administrative Agent shall be used in determining (in accordance with the terms of Section 2.18(b)) which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations and/or Swap Obligations will be placed.

ARTICLE III

Representations and Warranties.

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each Loan Party and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for (i) filings necessary to perfect Liens created pursuant to the Loan Documents and (ii) filings with the Securities and Exchange Commission by Holdings pursuant to its periodic reporting obligations under the Exchange Act, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or the assets of any Loan Party or any of its Subsidiaries, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) Holdings has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of income, stockholders equity and cash flows (A) as of and for the fiscal years ended January 31, 2011 and January 31, 2012, reported on by Ernst & Young LLP, independent public accountants and (B) as of and for the fiscal quarter ended April 30, 2012 and the portion of the fiscal year ended April 30, 2012, certified by a Financial Officer of Holdings and (ii) its consolidated balance sheet and statements of income as of and for the fiscal month ended June 30, 2012 and the portion of the fiscal year ended June 30, 2012, certified by a Financial Officer of Holdings. Such financial statements present fairly, in all material respects, the financial position and results of operations and, in the case of the statements of cash flows referred to in clause (i) above, cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments (all of which, when taken as a whole, would not be materially adverse) and the absence of footnotes in the case of the statements referred to in clauses (i)(B) and (ii) above.

(b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since January 31, 2012.

SECTION 3.05. Properties.

(a) As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by each Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists. Each of the Loan Parties and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property, free of all Liens other than those permitted by Section 6.02.

(b) Each Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted. Set forth on Schedule 3.05 is a correct and complete list, as of the date of this Agreement, of (i) all applications and registrations for trademarks, tradenames, copyrights, patents and other intellectual property owned by the Loan Parties and (ii) all licenses to use any trademarks, tradenames, copyrights, patents and other intellectual property to which any Loan Party is a party. The use by each Loan Party of the trademarks, tradenames, copyrights, patents and other intellectual property described in clause (i) of the foregoing sentence does not infringe in any material respect upon the rights of any other Person. To the knowledge of the Loan Parties, the use by the Loan Parties of the trademarks, tradenames, copyrights, patents and other intellectual property licensed by such Loan Parties does not infringe in any material respect upon the rights of any other Person.

SECTION 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters (i) no Loan Party or any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, to their knowledge, no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. No Loan Party or any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves. No tax liens have been filed and no claims are being asserted with respect to any such taxes.

SECTION 3.10. Pension Plans.

(a) ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each U.S. Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such U.S. Pension Plan, and the present value of all accumulated benefit obligations of all underfunded U.S. Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded U.S. Pension Plans.

(b) Canadian Pension Plans. Each of Canada Sub, the other Loan Parties and their respective Subsidiaries is in compliance with the requirements of the Pension Benefits Standards Act (British Columbia) and other federal or provincial laws with respect to each Canadian Pension Plan, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. For greater certainty, all breaches of fiduciary duty owed to the members of any Canadian Pension Plan or Canadian Union Plan by Canada Sub, any other Loan Party or any of their respective Subsidiaries are deemed to have a Material Adverse Effect for the purposes of this Section. No fact or situation that may reasonably be expected to result in a Material Adverse Effect or would entitle the Governmental Authority to order the wind up of a Canadian Pension Plan exists in connection with any Canadian Pension Plan. None of Canada Sub, the other Loan Parties or any of their respective Subsidiaries has any material withdrawal liability in connection with a Canadian Pension Plan. No Canadian Pension Event or Foreign Pension Event which has resulted or could reasonably be expected to result in any Loan Party or any of their Subsidiaries incurring any liability in excess of $1,000,000 has occurred. All contributions required to be made by a Loan Party or any of its Subsidiaries under the Canadian Union Plans have been made in the amounts and in the manner set forth in the applicable collective agreement. As of the date hereof, each Canadian Pension Plan has no solvency deficiency and is funded as required under the most recent actuarial valuation filed with the applicable Governmental Authority pursuant to generally accepted actuarial practices and principles. All contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made to the appropriate funding agency in accordance with all applicable laws and the terms of each Canadian Pension Plan have been made in accordance with all applicable laws and the terms of each Canadian Pension Plan. All contributions required to be made by a Loan Party or any of its Subsidiaries under the Canadian Union Plans have been made, and the sole obligation of a Loan Party or any of its Subsidiaries under any Canadian Union Plan is to make contributions to the Canadian Union Plan, in the amounts and in the manner set forth in the applicable collective agreement.

(c) Foreign Pension Plans. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect: (i) all employer and employee contributions (including insurance premiums) required from any Loan Party or any of its Affiliates by applicable law or by the terms of any Foreign Pension Plan (including any policy held thereunder) have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the present value of the aggregate accumulated benefit obligations of all Foreign Pension Plans (based on those assumptions used to fund such Foreign Pension Plans) with respect to all current and former participants did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of all such Foreign Pension Plans; (iii) each Foreign Pension Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each such Foreign Pension Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and regulatory requirements (whether discretionary or otherwise) and published interpretations thereunder with respect to such Foreign Pension Plan and (B) with the terms of such Foreign Pension Plan.

SECTION 3.11. Disclosure. Holdings and each Borrower have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect (it being understood that each document filed on Securities and Exchange Commission’s EDGAR system (or any successor system) as an exhibit to or incorporated by reference as an exhibit to Holdings’ most recent Annual Report on Form 10-K or filed as an exhibit to any subsequent periodic report of Holdings filed with the Securities and Exchange Commission, is deemed to have been disclosed to the Lenders). Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished, including all filings made by Holdings on the Securities and Exchange Commission’s EDGAR system (or any successor system) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Holdings and the Borrowers each represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date, it being understood that any such projected financial information is inherently subject to risks, uncertainties and other factors that may cause actual results to differ materially from those set forth in such projected financial information.

SECTION 3.12. Material Agreements. All material agreements and contracts (including without limitation, all product and brand licensing agreements) to which any Loan Party is a party or is bound as of the date of this Agreement are listed on Schedule 3.12. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement (including without limitation, any product and brand licensing agreement) to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness.

SECTION 3.13. Solvency.

(a) Both immediately before and after the consummation of all Transactions to occur on the Effective Date and after giving effect to the consummation of the Target Acquisition as contemplated by the Target Purchase Agreement, (i) the fair value of the assets of the Loan Parties, taken as a whole, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and is proposed to be conducted after the Effective Date.

(b) No Loan Party intends to, or will permit any of its Subsidiaries to, and no Loan Party believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.14. Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Borrowers and Holdings believe that the insurance maintained by or on behalf of the Holdings and its Subsidiaries is adequate.

SECTION 3.15. Capitalization and Subsidiaries. Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to Holdings of each and all of Holdings’ Subsidiaries (including, without limitation, all entities that will become Subsidiaries of Holdings after giving effect to the consummation of the Target Acquisition as contemplated by the Target Purchase Agreement (which Subsidiaries to be acquired are marked with an asterisk on such Schedule 3.15)), (b) a true and complete listing of each class of the authorized Equity Interests of each Loan Party (other than Holdings), of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of Holdings and each of its Subsidiaries (including, without limitation, all entities that will become Subsidiaries of Holdings after giving effect to the consummation of the Target Acquisition as contemplated by the Target Purchase Agreement). All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.

SECTION 3.16. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

SECTION 3.17. Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrowers, threatened. To the knowledge of the Loan Parties, the hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local, provincial, territorial or foreign law dealing with such matters. All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages, vacation pay and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary.

SECTION 3.18. Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other

Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.

ARTICLE IV

Conditions.

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender.

(b) Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of Holdings for fiscal years ending January 31, 2011 and January 31, 2012, (ii) unaudited interim consolidated financial statements of Holdings for each fiscal month and quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of Holdings, as reflected in the audited, consolidated financial statements described in clause (i) of this paragraph, (iii) the audited balance sheet and income statement for Target and its subsidiaries for the fiscal year ended December 31, 2011, (iv) Holdings’ most recent projected income statement, balance sheet and borrowing base calculation on a monthly basis for the fiscal years ending January 31, 2013 and January 31, 2014, and (v) Holdings’ most recent projected income statement and balance sheet on an annual basis for the fiscal years ending January 31, 2015, January 31, 2016 and January 31, 2017.

(c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(d) Legal Opinions. The Administrative Agent shall have received a written opinion of (i) Fulbright & Jaworski L.L.P., counsel to the Loan Parties, and (ii) Miller Thomson LLP, special Canadian counsel to Canada Sub, in each case, addressed to the Administrative Agent, the Issuing Bank and the Lenders in form and substance satisfactory to the Administrative Agent.

(e) No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of each Borrower and each other Loan Party, on the initial Borrowing date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.

(f) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Effective Date.

(g) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(h) Repayment of Other Indebtedness. The Administrative Agent shall have received pay-off letters and other evidence satisfactory to it confirming that, prior to or concurrently with the making of the initial Loans hereunder, all Indebtedness of the Loan Parties under their existing credit facilities shall have been paid in full, all Liens, if any, securing such Indebtedness shall have been released and all letters of credit issued or guarantied as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit.

(i) Funding Accounts. The Administrative Agent shall have received a notice setting forth the deposit account(s) of the Borrowers (the “Funding Accounts”) to which the Lenders are authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(j) Customer List. The Administrative Agent shall have received a true and complete wholesale customer list of the Borrowers and their Subsidiaries, in electronic form, which list shall state the customer’s name, mailing address and phone number and shall be certified as true and correct by a Financial Officer of the Borrower Representative.

(k) Collateral Access and Control Agreements. The Administrative Agent shall have received each (i) Collateral Access Agreement required to be provided pursuant to any Security Agreement (including without limitation, a Collateral Access Agreement with respect to each Distribution Center) and (ii) Deposit Account Control Agreement required to be provided pursuant to any Security Agreement.

(l) Solvency. The Administrative Agent shall have received a solvency certificate from a Financial Officer.

(m) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of July 28, 2012 (with information as to outstanding Loans and Letters of Credit as of the Effective Date).

(n) Closing Availability. After giving effect to all Borrowings to be made on the Effective Date (other than Borrowings the proceeds of which will be applied to fund a portion of the purchase price of the Target Acquisition and fees and expenses related thereto), the issuance of any Letters of Credit on the Effective Date, the payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, Availability shall not be less than $110,000.000.

(o) Factoring Agreements; and Intercreditor Agreement. The Administrative Agent shall have received (i) copies of all Factoring Agreements and such other documentation relating thereto (excluding, however, any modifications, amendments, supplements or side letter agreements with respect to any non-material terms thereof, which non-material terms shall include changes in fees, interest or commissions charged by Factor under the Factoring Agreements and extensions of the term thereof) as the Administrative Agent may request, all in form and substance satisfactory to the Administrative Agent and (ii) the Intercreditor Agreement, duly executed by the Factor and the Company.

(p) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the U.S. Security Agreement, the Canadian Security Agreement and the Canadian Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the U.S. Security Agreement and the Canadian Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(q) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement and any PPSA financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(r) Governmental Approvals. The Loan Parties shall have obtained all other permits, licenses, authorizations and consents from all other Governmental Authorities and all consents of other Persons with respect to Indebtedness, Liens and material agreements listed on Schedule 3.12 (and so identified thereon) annexed hereto, in each case that are necessary or advisable in connection with the Transactions and the operation of the business of the Loan Parties as proposed to be conducted by the Loan Parties after the Target Acquisition, and each of the foregoing shall be in full force and effect. All applicable waiting periods in connection with the Transactions shall have expired or been terminated without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transactions. No action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired.

(s) Licensing Matters. The Administrative Agent shall have (i) reviewed and shall be satisfied with the Loan Parties’ product and brand licensing agreements and (ii) to the extent requested by the Administrative Agent, received Consent to Assignment duly executed by the licensor under each such licensing agreement pursuant to which each such licensor shall have consented to the collateral assignment by the Borrowers of all of their rights thereunder to the Administrative Agent as security for the Secured Obligations.

(t) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.09 of this Agreement, Section 4.12 of the U.S. Security Agreement, and Section 4.12 of the Canadian Security Agreement.

(u) PATRIOT Act. The Administrative Agent shall have received all documentation required by the Administrative Agent or the Lenders with respect to the compliance by the Loan Parties with the PATRIOT Act.

(v) Tax Withholding. The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(w) Corporate Structure. The corporate structure, capital structure and other material debt instruments, material accounts and governing documents of the Loan Parties and their Subsidiaries shall be acceptable to the Administrative Agent in its sole discretion.

(x) Field Examination. The Administrative Agent or its designee shall have conducted a field examination of the Borrowers’ Accounts, Inventory and related working capital matters and of the Borrowers’ related data processing and other systems, the results of which shall be satisfactory to the Administrative Agent in its sole discretion.

(y) Legal Due Diligence. All legal (including tax implications) and regulatory matters relating to the Loan Parties and their Subsidiaries and their business shall be satisfactory to the Administrative Agent, including but not limited to compliance with all applicable requirements of Regulations U, T and X of the Board of Governors of the Federal Reserve System. The Administrative Agent and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Administrative Agent in its sole discretion.

(z) Appraisal. The Administrative Agent shall have received an appraisal of the Borrowers’ Inventory from a firm satisfactory to the Administrative Agent, which appraisal shall be satisfactory to the Administrative Agent in its sole discretion.

(aa) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 2:00 p.m., Chicago time, on August 15, 2012 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Target Acquisition. The obligation of each Lender to make a Loan, the proceeds of which shall be used to fund a portion of the purchase price of the Target Acquisition on the date of consummation thereof, shall be subject to the following conditions:

(a) Conditions in Section 4.01. Each of the conditions set forth in Section 4.01 shall have been satisfied (or waived in accordance with such Section).

(b) Target Acquisition. The Target Acquisition shall have been consummated not later than August 17, 2012 in accordance with the Target Purchase Agreement and applicable law for aggregate consideration (including fees, but excluding the amount of any performance based earnout) of not more than $130,000,000. All terms and conditions of the Target Purchase Agreement and the other documentation related to the Target Acquisition shall be in substantially the forms delivered to the Administrative Agent on the Effective Date, with such changes as the Administrative Agent shall have approved in its Permitted Discretion, and none of the terms or conditions in the Target Purchase Agreement and other documentation related to the Target Acquisition, shall have been waived, amended, supplemented or otherwise modified in any material respect without the approval of the Administrative Agent in its Permitted Discretion.

(c) Seller Subordination Agreement. The Administrative Agent shall have received the Seller Subordination Agreement duly executed by the Seller and the Loan Parties.

(d) Availability. After giving effect to all Borrowings to be made in connection with the consummation of the Target Acquisition, the payment of all fees and related thereto to be paid at the closing thereof, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, Availability shall not be less than $20,000,000.

(e) Corporate Structure. The corporate structure, capital structure and other material debt instruments, material accounts and governing documents of Holdings and its Subsidiaries after giving effect to the Target Acquisition shall be acceptable to the Administrative Agent in its sole discretion.

(f) Other Documents. The Administrative Agent shall have received such other documents with respect to the Target Acquisition and Riviera Sun as the Administrative Agent or its counsel may have reasonably requested.

SECTION 4.03. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit (including, without limitation, the obligation of the Lenders to make Loans on the Effective Date and in connection with the consummation of the Target Acquisition), is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, Availability is not less than zero.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE V

Affirmative Covenants.

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 5.01. Financial Statements; Borrowing Base and Other Information. Holdings and the Borrowers will furnish to the Administrative Agent and each Lender:

(a) (i) within 90 days after the end of each fiscal year of Holdings, (A) the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without any qualification as to the scope of such audit or any qualification, explanation or exception as to going concern and without any similar qualification, explanation or exception) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, (B) the unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrowers, their Domestic Subsidiaries, and Canada Sub as of the end of and for such year (which unaudited consolidated financial statements shall be in a format reasonably satisfactory to the Administrative Agent), all certified by one of the Financial Officers of Holdings as presenting fairly in all material respects the financial condition and results of operations of the Borrowers, their Domestic Subsidiaries and Canada Sub on a consolidated basis, and (C) the unaudited consolidating balance sheets of Holdings and its Subsidiaries and related consolidating statements of operations and cash flows as of the end of and for such year, together with a reconciliation report setting forth in detail the differences between such consolidating financial statements and the unaudited consolidated financial statements of the Borrowers, their Domestic Subsidiaries and Canada Sub described in clause (B) above (which unaudited consolidating financial statements and reconciliation report shall be in a format reasonably satisfactory to the Administrative Agent), all certified by one of the Financial Officers of Holdings as presenting fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries on a consolidating basis, and (ii) when available, any management letters prepared by the Company’s independent public accountants referred to in clause (A) above;

(b) (i) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, (A) the consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year and (B) the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrowers, their Domestic Subsidiaries and Canada Sub as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year (together with a reconciliation report in a format reasonably satisfactory to the Administrative Agent highlighting the differences between such consolidated financial statements and the consolidated and consolidating financial statements of Holdings and its Subsidiaries described in clause (b)(i)(A) above), and (ii) within 30 days after the end of each fiscal month, (A) the consolidated and consolidating balance sheet and related statements of operations and cash flows of Holdings and its Subsidiaries as of the end of and for such fiscal month, and (B) the consolidated balance sheet and related statements of operations and cash flows of the Borrowers, their Domestic Subsidiaries and Canada Sub as of the end of and for such fiscal month (together with a reconciliation report in a format reasonably satisfactory to the Administrative Agent setting forth in detail the differences between such consolidated financial statements and the consolidated and consolidating financial statements of Holdings and its Subsidiaries described in clause (b)(ii)(A) above), setting forth, in each case, in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Financial Officers of Holdings as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Holdings in substantially the form of Exhibit C (i) certifying, (A) in the case of the financial statements delivered under clauses (b)(i)(A) and (b)(ii)(A), as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (B) in the case of the financial statements delivered under clauses (b)(i)(B) and (b)(ii)(B), as presenting fairly in all material respects the financial condition and results of operations of the Borrowers, their Domestic Subsidiaries and Canada Sub on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations of the Fixed Charge Coverage Ratio (x) demonstrating compliance with Section 6.12 if a Fixed Charge Coverage Trigger Period is in effect or (y) for informational purposes only if a Fixed Charge Coverage Trigger Period is not then in effect and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) as soon as available but in any event no later than the end of, and no earlier than 45 days prior to the end of, each fiscal year of Holdings, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement and a projected Borrowing Base calculation) of the Borrowers, their Domestic Subsidiaries and Canada Sub for each month of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(f) as soon as available but in any event within 20 days of the end of each calendar month (or, by Wednesday of each week, with respect to the most recently ended calendar week during any Weekly Reporting Trigger Period), and at such other times as may be requested by the Administrative Agent, as of the period then ended (i) a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request and (ii) a Factored Account Certificate;

(g) as soon as available but in any event within 20 days of the end of each calendar month (or, by Wednesday of each week, with respect to the most recently ended calendar week during any Weekly Reporting Trigger Period) and at such other times as may be requested by the Administrative Agent, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent;

(i) a detailed aging of the Borrowers’ Accounts (and, at all times after any Accounts of Canada Sub or Riviera Sun shall have become Eligible Accounts, the Accounts of such entity), including all invoices aged by invoice date and due date (with an explanation of the terms offered), prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;

(ii) a schedule detailing the Borrowers’ Inventory (and, at all times after any Inventory of Canada Sub or Riviera Sun shall have become Eligible Inventory, the Inventory of such entity), in form satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower Representative are deemed by the Administrative Agent to be appropriate, and (2) including a report of any variances or other results of Inventory counts performed by the Borrowers, Canada Sub or Riviera Sun since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by Borrowers, Canada Sub or Riviera Sun and complaints and claims made against the Borrowers, Canada Sub or Riviera Sun);

(iii) a worksheet of calculations prepared by the Borrowers to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;

(iv) a reconciliation of the Borrowers’ Accounts and Inventory (and, at all times after any Accounts or Inventory of Canada Sub or Riviera Sun shall have become Eligible Accounts or Eligible Inventory, the Accounts and Inventory of such entity) between (A) the amounts shown in the Borrowers’ and, if applicable, Canada Sub’s and Riviera Sun’s general ledgers and financial statements and the reports delivered pursuant to clauses (i) and (ii) above and (B) the amounts and dates shown in the reports delivered pursuant to clauses (i) and (ii) above and the Borrowing Base Certificate delivered pursuant to clause (f) above as of such date; and

(v) a reconciliation of the loan balance per the Borrowers’ general ledgers (and, at all times after any Accounts or Inventory of Canada Sub or Riviera Sun shall have become Eligible Accounts or Eligible Inventory, the general ledger of such entity) to the loan balance under this Agreement;

(h) as soon as available but in any event within 20 days of the end of each calendar month (or, by Wednesday or each week, with respect to the most recently ended calendar week during any Weekly Reporting Trigger Period) and at such other times as may be requested by the Administrative Agent, as of the month then ended, a schedule and aging of the Borrowers’ accounts payable (and, at all times after any Accounts or Inventory of Canada Sub or Riviera Sun shall have become Eligible Accounts or Eligible Inventory, the accounts payable of such entity), delivered electronically in a text formatted file acceptable to the Administrative Agent;

(i) as soon as available but in any event on or prior to (i) April 20 of each year an updated wholesale customer list for each Borrower and its Subsidiaries (including Canada Sub and Riviera Sun) as of March 31 of such year and (ii) October 20 of each year an updated wholesale customer list for each Borrower and its Subsidiaries (including Canada Sub and Riviera Sun) as of September 30 of such year, and at such other times as may be requested by the Administrative Agent, which wholesale customer list shall, in each case, state the customer’s name, mailing address and phone number, delivered electronically in a text formatted file acceptable to the Administrative Agent and certified as true and correct by a Financial Officer of the Borrower Representative;

(j) promptly upon the Administrative Agent’s request:

(i) copies of invoices in connection with the invoices issued by the Borrowers, Canada Sub and Riviera Sun in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii) copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party; and

(iii) a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(k) at such times as may be requested by the Administrative Agent in its Permitted Discretion, as of the period then ended, the Borrowers’, Canada Sub’s and Riviera Sun’s sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal;

(l) at such times as may be requested by the Administrative Agent in its Permitted Discretion, copies of all tax returns filed by any Loan Party with the U.S. Internal Revenue Service or such other applicable Governmental Authority;

(m) on or prior to April 15 of each year, a certificate of good standing (or equivalent) for each Loan Party from the appropriate governmental officer in its jurisdiction of incorporation, formation, or organization;

(n) as soon as possible and in any event within ten days after the end of each calendar month, a detailed listing of all intercompany loans made by the Loan Parties during such calendar month;

(o) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by any Borrower to its stockholders generally, as the case may be; provided, that the electronic filing of any such reports, statements or materials by Holdings on the Securities and Exchange Commission’s EDGAR system (or any successor system) shall be deemed to constitute delivery of copies of such reports, statements or materials to the Administrative Agent and each Lender;

(p) on or prior to April 15 of each year, a true, correct and complete list of all Material License Agreements of the Loan Parties as of the last day of the fiscal year then most recently ended, which list shall include, with respect to each Material License Agreement, the scheduled expiration date for such Material License Agreement; and

(q) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02. Notices of Material Events. The Borrowers and Holdings will furnish to the Administrative Agent for distribution to the Lenders prompt (but in any event within any time period that may be specified below) written notice of the following:

(a) the occurrence of any Default;

(b) receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) seeks damages in excess of $5,000,000, (ii) seeks injunctive relief that has, or would be reasonably likely to have, a Material Adverse Effect, (iii) is asserted or instituted against any Pension Plan, its fiduciaries or its assets that has, or would be reasonably likely to have, a Material Adverse Effect, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws that has, or would be reasonably likely to have, a Material Adverse Effect, (vi) contests any tax, fee, assessment, or other governmental charge in excess of $5,000,000, or (vii) involves any product recall involving Collateral having a value in excess of $1,000,000;

(c) any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral;

(d) any loss, damage, or destruction to the Collateral in the amount of $5,000,000 or more, whether or not covered by insurance;

(e) within two Business Days of receipt thereof, any and all default notices received under or with respect to any Distribution Center or any other leased location or public warehouse where Collateral is located;

(f) all material amendments to any lease with respect to any Distribution Center or any product and brand licensing agreement, together with a copy of each such amendment;

(g) within two Business Days after the occurrence thereof, any Loan Party entering into a Swap Agreement or an amendment thereto, together with copies of all agreements evidencing such Swap Agreement or amendment;

(h) the occurrence of any ERISA Event, Canadian Pension Event, or Foreign Pension Event that, alone or together with any other ERISA Events, Canadian Pension Events or Foreign Pension Event that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $5,000,000;

(i) within two Business Days of receipt thereof, any and all default notices received under or with respect to any product and brand licensing agreement;

(j) within two Business Days after receipt thereof, any notice received with respect to any alleged default by any Borrower, Canada Sub or Riviera Sun under, breach by any Borrower, Canada Sub or Riviera Sun of, or failure of any Borrower, Canada Sub or Riviera Sun to comply with the terms of, a Material License Agreement;

(k) within two Business Days after the occurrence thereof, the sale transfer or assignment of any Account to the Factor under any Factoring Agreement;

(l) all material modifications, amendments, supplements or side letters relating to the CIT CARPA or any other Factoring Agreement (it being understood that any modification, amendment, supplement or side letter changing any fees, interest or commissions charged by Factor under the Factoring Agreements or extends the term of the Factoring Agreements shall not be a material modification, amendment, supplement or side letter on the basis of such change);

(m) within two Business Days after the occurrence thereof, any Restricted Payment in accordance with Section 6.08(c), (d) or (e); and

(n) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary (other than any Excluded Subsidiary) to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03, and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

SECTION 5.04. Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided, however, each Loan Party will, and will cause each Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

SECTION 5.05. Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06. Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, including examining and making extracts from each Loan Party’s books and records and conducting environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (it being understood and agreed that any Lender (including employees of any Lender) may accompany the Administrative Agent at any such visit or inspection). The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07. Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only (a) to refinance certain existing Indebtedness of the Loan Parties on the Effective Date, (b) to pay fees, costs and expenses incurred in connection with the Transactions occurring on the Effective Date, (c) to fund a portion of the purchase price of the Target Acquisition on the date of the consummation of the Target Acquisition, (d) to pay fees, costs and expenses incurred in connection with the Target Acquisition and (e) to finance the working capital needs and general corporate purposes of the Borrowers in the ordinary course of business. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.10. Casualty and Condemnation. The Borrowers will (a) furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.11. Appraisals and Field Examinations.

(a) The Borrowers will, and will cause their Subsidiaries to, provide the Administrative Agent with appraisals or updates thereof of their Inventory from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations and to be conducted at the following times and with the following frequency: (a) one such appraisal (which, for avoidance of doubt, shall be in addition to any appraisal conducted prior to the Effective Date or pursuant to clause (b) below) will be conducted during each fiscal year in which the Seasonal Supplemental Amount is greater than $0 at any time and (b) to the extent requested by the Administrative Agent, in its sole discretion, an appraisal (which, for avoidance of doubt, shall be in addition to any appraisal conducted prior to the Effective Date or pursuant to clause (a) above) will be conducted in each fiscal year ending after January 31, 2014 if, six or more times during such fiscal year, End of Month Inventory

Reliance is greater than or equal to $1; provided, however, that there shall be no limitation on the number or frequency of inventory appraisals if (i) an Event of Default shall have occurred and be continuing or (ii) Availability at any time shall fall below the greater of (A) 15% of the Aggregate Revolving Commitments in effect at such time and (B) $56,250,000. All appraisals conducted hereunder shall be at the sole expense of the Loan Parties.

(b) Upon request by the Administrative Agent, the Borrowers and their Subsidiaries will allow the Administrative Agent to conduct field examinations or updates thereof during normal business hours to ensure the adequacy of Collateral included in the Borrowing Base and related reporting and control systems; provided, however, that (i) if Availability shall equal or exceed the greater of (A) 15% of the Aggregate Revolving Commitments and (B) $56,250,000, only one such field examination per calendar year shall be conducted (which, for avoidance of doubt, shall be in addition to any field examination conducted prior to the Effective Date), (ii) if Availability shall fall below the greater of (A) 15% of the Aggregate Revolving Commitments and (B) $56,250,000, up to two such field examinations per calendar year shall be conducted (which, for avoidance of doubt, shall be in addition to any field examination conducted prior to the Effective Date), and (iii) if an Event of Default shall have occurred and be continuing, there shall be no limit on the number or frequency of field examinations conducted. All field examinations conducted hereunder shall be at the sole expense of the Loan Parties.

(c) Before any Accounts or Inventory of Canada Sub which meet the criteria for Eligible Accounts or Eligible Inventory (as applicable) may be included as Eligible Accounts or Eligible Inventory, (i) Canada Sub shall provide the Administrative Agent (at the sole expense of the Loan Parties) with an appraisal of the Inventory of Canada Sub from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent (such appraisal to include, without limitation, information required by applicable law and regulations), and (ii) Canada Sub shall allow the Administrative Agent to conduct (at the sole expense of the Loan Parties) a field examination during normal business hours to ensure the adequacy of Collateral of Canada Sub to be included in the Borrowing Base and related reporting and control systems. The Inventory appraisals and field examinations described in this clause (c) shall be in addition to (i) any Inventory appraisal provided under clause (a) above and (ii) any field examination conducted under clause (b) above.

(d) Before any Accounts or Inventory of Riviera Sun which meet the criteria for Eligible Accounts or Eligible Inventory (as applicable) may be included as Eligible Accounts or Eligible Inventory, (i) Riviera Sun shall provide the Administrative Agent (at the sole expense of the Loan Parties) with an appraisal of the Inventory of Riviera Sun from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent (such appraisal to include, without limitation, information required by applicable law and regulations), (ii) Riviera Sun shall allow the Administrative Agent to conduct (at the sole expense of the Loan Parties) a field examination during normal business hours to ensure the adequacy of Collateral of Riviera Sun to be included in the Borrowing Base and related reporting and control systems, and (iii) the Administrative Agent shall have completed all due diligence deemed necessary or appropriate by the Administrative Agent, in its Permitted Discretion, with respect to Riviera Sun and its properties and assets. The Inventory appraisals and field examinations described in this clause (d) shall be in addition to (i) any Inventory appraisal provided under clause (a) above and (ii) any field examination conducted under clause (b) above.

SECTION 5.12. Depository Banks. The Borrowers and their Subsidiaries will maintain the Administrative Agent as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.

SECTION 5.13. Additional Collateral; Further Assurances; Canada Sub.

(a) Subject to applicable law, Holdings, each Borrower and each Subsidiary that is a Loan Party will cause each of its domestic Subsidiaries (other than any Excluded Subsidiary) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Loan Party by executing a Joinder Agreement. Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any property of such Loan Party which constitutes Collateral, including any parcel of real property located in the U.S. owned by any Loan Party.

(b) Holdings, each Borrower and each Subsidiary that is a Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its domestic Subsidiaries (90% (or such greater percentage as shall at any time be owned by the Loan Parties) in the case of Riviera Sun) and 100% of the issued and outstanding Equity Interests of Canada Sub (so long as Canada Sub is a “Loan Party” hereunder), and (ii) 65% (or such greater percentage that, due to a change in applicable law after the date hereof, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s U.S. parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary (other than Canada Sub, so long as Canada Sub is a “Loan Party” hereunder) directly owned by such Loan Party or any domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.

(c) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.

(d) If any material assets (including any real property or improvements thereto or any interest therein) are acquired by any Borrower or any Subsidiary that is a Loan Party after the Effective Date (other than assets constituting Collateral under the applicable Security Agreement that become subject to the Lien in favor of the Administrative Agent upon acquisition thereof), the Borrower Representative will (i) notify the Administrative Agent and the Lenders thereof and, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, and cause each Subsidiary that is a Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

(e) Notwithstanding anything in this Agreement or any Loan Document to the contrary, upon the request of the Borrower, so long as no Event of Default shall have occurred and be continuing as of the date of such request, the Administrative Agent shall release Canada Sub from its obligations as a

“Loan Party” hereunder (including, without limitation, its obligation as a Guarantor under the Loan Documents) and shall terminate all Liens granted in favor of the Administrative Agent on the assets of Canada Sub, in each case, to enable Canada Sub to obtain stand-alone financing; provided that, effective on the date that Canada Sub is no longer a “Loan Party” hereunder (i) all Accounts and Inventory of Canada Sub shall cease to be eligible for inclusion in the Borrowing Base, (ii) Canada Sub shall become an “Excluded Subsidiary” hereunder, and (iii) notwithstanding any provision to the contrary set forth in this Agreement, no Loan Party shall make any additional Investment in or any additional capital contributions, loans or advances to Canada Sub, or sell, transfer or assign any property or assets to Canada Sub, or otherwise enter into any transaction with Canada Sub, other than in accordance with the terms of Sections 6.04 and 6.05 relating to investments in, and sales, transfers and dispositions of assets to, Subsidiaries that are not Loan Parties.

SECTION 5.14. Joinder of Riviera Sun. Simultaneously with Riviera Sun becoming a direct Subsidiary of Holdings (or of any other Loan Party), Riviera Sun and the Loan Parties shall deliver to the Administrative Agent all documents and other items required under Section 5.13 to make Riviera Sun a Loan Party under this Agreement (including, without limitation, a Joinder Agreement and such certificates, opinions and other documents as the Administrative Agent or its counsel shall reasonably request).

ARTICLE VI

Negative Covenants.

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 6.01. Indebtedness. No Loan Party will, nor will it permit any Subsidiary (other than an Excluded Subsidiary) to, create, incur or suffer to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof;

(c) Indebtedness of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Borrower or any Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Borrower to any Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party (other than Indebtedness of the Borrowers or any Loan Party to any Foreign Subsidiary arising in the ordinary course of business in connection with vendor payments made by such Foreign Subsidiary on behalf of a Borrower or any Loan Party) shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d) Guarantees by any Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Borrower or any Subsidiary that is a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e) Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $15,000,000 at any time outstanding;

(f) Indebtedness which represents an extension, refinancing or renewal (such Indebtedness being referred to herein as the “Refinancing Indebtedness”) of any of the Indebtedness described in clause (b) hereof (such Indebtedness being so extended, refinanced or renewed being referred to herein as the “Refinanced Indebtedness”); provided that (i) such Refinancing Indebtedness does not increase the principal amount or interest rate of the Refinanced Indebtedness, (ii) any Liens securing such Refinanced Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Refinanced Indebtedness is required to become obligated with respect to such Refinancing Indebtedness, (iv) such Refinancing Indebtedness does not result in a shortening of the average weighted maturity of such Refinanced Indebtedness, (v) the terms of such Refinancing Indebtedness are not less favorable to the obligor thereunder than the original terms of such Refinanced Indebtedness and (iv) if such Refinanced Indebtedness was subordinated in right of payment to the Secured Obligations, then the terms and conditions of such Refinancing Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Refinanced Indebtedness;

(g) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h) Indebtedness of any Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (i) shall not exceed $10,000,000 at any time outstanding;

(j) Guarantees by, or joint and several obligations of, Holdings in respect of the Subordinated Seller Notes in an aggregate principal amount not to exceed the Dollar equivalent of € 15,000,000;

(k) Guarantees by, or joint and several obligations of, Holdings in respect of the Seller Earnout Obligation in an aggregate amount not to exceed the Dollar equivalent of € 22,500,000;

(l) other unsecured Indebtedness, provided, that (i) after giving effect to the incurrence of such unsecured Indebtedness, the monthly average Total Funded Debt to EBITDA Ratio (calculated on a pro forma basis as if such Indebtedness had been incurred on the first day of such period) as of the last day of each of the twelve consecutive fiscal months most recently ended prior to the date of such incurrence shall not exceed 3.50 to 1.00, (ii) such Indebtedness does not require any scheduled principal payments prior to the date that is 181 days after the Maturity Date, and (iii) the stated maturity date of such Indebtedness is not less than 181 days after the Maturity Date; and

(m) other unsecured Indebtedness in an aggregate principal amount not exceeding $5,000,000 at any time outstanding.

SECTION 6.02. Liens. No Loan Party will, nor will it permit any Subsidiary (other than an Excluded Subsidiary) to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of any Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary;

(e) any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party, (iii) such Lien shall secure Indebtedness permitted by Section 6.01(i), and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon; and

(g) Liens arising out of sale and leaseback transactions permitted by Section 6.06.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrance and clause (a) above and (2) Inventory, other than those permitted under clauses (a) and (b) of the definition of Permitted Encumbrance and clause (a) above.

SECTION 6.03. Fundamental Changes.

(a) No Loan Party will, nor will it permit any Subsidiary (other than an Excluded Subsidiary) to, merge into, consolidate or amalgamate with any other Person, or permit any other Person to merge into, consolidate or amalgamate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of any Borrower may merge into a Borrower in a transaction in which such Borrower is the surviving corporation, (ii) any Loan Party (other than a Borrower) may merge into or amalgamate with any other Loan Party in a transaction in which the surviving entity is a Loan Party and (iii) any Borrower may merge into or amalgamate with another Borrower; provided that any such merger (or amalgamation) involving a Person that is not a wholly owned Subsidiary immediately prior to such merger (or amalgamation) shall not be permitted unless also permitted by Section 6.04.

(b) No Loan Party will, nor will it permit any Subsidiary (other than any Excluded Subsidiary) to, engage in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date hereof and businesses reasonably related thereto.

(c) Except as permitted under Section 6.04, Holdings will not engage in any business or activity other than the ownership of all the outstanding Equity Interests of the Borrowers and other Subsidiaries and activities incidental thereto. Holdings will not own or acquire any assets (other than Equity Interests of its Subsidiaries and the cash proceeds of any Restricted Payments permitted by Section 6.08), incur any liabilities (other than liabilities under the Loan Documents and liabilities reasonably incurred in connection with its maintenance of its existence) or grant any Liens on any of its assets (other than Liens granted in favor of the Administrative Agent pursuant to the Loan Documents).

(d) No Dormant Subsidiary will own or acquire any material assets, incur any liabilities or engage in any business or activity.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary (other than any Excluded Subsidiary) to, form any subsidiary after the Effective Date, or purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger or amalgamation) any evidences of indebtedness or Equity Interest of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger, amalgamation or otherwise), except:

(a) Permitted Investments, subject to control agreements in favor of the Administrative Agent for the benefit of the Lenders or otherwise subject to a perfected security interest in favor of the Administrative Agent for the benefit of the Lenders;

(b) investments in existence on the date hereof and described in Schedule 6.04;

(c) investments by Holdings and its Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the applicable Security Agreement (subject to the limitations applicable to common stock of a Foreign Subsidiary (other than Canada Sub) referred to in Section 5.13), (B) the aggregate amount of investments by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $25,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs) and (C) no Loan Party shall make any such investment if at the time of such investment an Event of Default shall have occurred and be continuing or would result from the making of such investment;

(d) loans or advances made by any Borrower to any Subsidiary and made by any Subsidiary to any other Borrower or any other Subsidiary, provided that (A) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the applicable Security Agreement, (B) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $25,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs) and (C) no Loan Party shall make any such loan or advance if at the time of any such loan or advance, an Event of Default shall have occurred and be continuing or would result from such loan or advance;

(e) Guarantees constituting Indebtedness permitted by Section 6.01, provided that (A) the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d)) shall not exceed $25,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs) and (B) no Loan Party shall provide any such Guarantee if at the time such Guarantee is provided, an Event of Default shall have occurred and be continuing or would result from such Guarantee;

(f) loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $2,000,000 in the aggregate at any one time outstanding;

(g) subject to Sections 4.2(a) and 4.4 of each Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(h) investments in the form of Swap Agreements permitted by Section 6.07;

(i) investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates or merges or amalgamates with a Borrower or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger or amalgamation;

(j) investments received in connection with the dispositions of assets permitted by Section 6.05;

(k) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(l) Permitted Acquisitions;

(m) the Target Acquisition; and

(n) investments not otherwise permitted under clauses (a) through (m) of this Section 6.04, in an aggregate amount not in excess of $5,000,000 at any time.

SECTION 6.05. Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest or any Intellectual Property owned by it, nor will any Borrower permit any Subsidiary (other than any Excluded Subsidiary) to issue any additional Equity Interest in such Subsidiary (other than to another Borrower or another Subsidiary (other than an Excluded Subsidiary) in compliance with Section 6.04), except:

(a) sales, transfers and dispositions of (i) Inventory in the ordinary course of business, and (ii) used, obsolete, worn out or surplus equipment in the ordinary course of business;

(b) sales, transfers and dispositions of assets by any Loan Party to any other Loan Party (other than Holdings);

(c) sales, transfers and dispositions of Accounts in connection with the compromise, settlement or collection thereof;

(d) sales, transfers and dispositions of Permitted Investments and other investments permitted by clauses (i) and (k) of Section 6.04;

(e) sale and leaseback transactions permitted by Section 6.06;

(f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;

(g) sales, transfers, assignments (including, without limitation, any assignment for purposes of collection only) and other dispositions of Accounts by the Borrowers, Canada Sub or Riviera Sun to the Factor pursuant to the Factoring Agreements;

(h) sales, transfers or other dispositions by any Loan Party of Equity Interests in any Excluded Subsidiary or by any Excluded Subsidiary of any assets of such Excluded Subsidiary; provided, that if the Net Proceeds from all such sales, transfers and dispositions exceed $3,000,000 in any fiscal year, the Loan Parties shall cause the Loans to be repaid in accordance with Section 2.11(d) by an amount equal to such excess; and

(i) sales, transfers and other dispositions of assets (other than Equity Interests of any Subsidiary that is a Loan Party) that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (j) shall not exceed (i) $10,000,000 during any fiscal year of Holdings and (ii) $25,000,000 in the aggregate during the term of this Agreement;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b) and (f) above) shall be made for fair value and for at least 75% cash consideration.

SECTION 6.06. Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary (other than any Excluded Subsidiary) to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by any Loan Party that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after such Loan Party acquires or completes the construction of such fixed or capital asset.

SECTION 6.07. Swap Agreements. No Loan Party will, nor will it permit any Subsidiary (other than any Excluded Subsidiary) to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Loan Party has actual exposure (other than those in respect of Equity Interests of any Loan Party), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Loan Party.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. No Loan Party will, nor will it permit any Subsidiary (other than any Excluded Subsidiary) to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except

(a) each of Holdings and the other Loan Parties may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock;

(b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;

(c) Holdings may make payments in respect of the Seller Earnout Obligation, provided that (i) the aggregate amount of all such payments made in reliance on this Section 6.08(c) shall not exceed $5,000,000 during any fiscal year of Holdings or $20,000,000 during the term of this Agreement, (ii) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to each such payment and (iii) no such payment shall be made prior to the eighteen-month anniversary of the Effective Date;

(d) Holdings may make regularly scheduled cash interest payments in respect of the Subordinated Seller Notes, provided, that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to each such payment and (ii) the aggregate amount of all such cash interest payments permitted to be paid under this clause (i) shall not exceed $300,000 during any fiscal quarter of Holdings; and

(e) the Loan Parties may make Restricted Payments (including without limitation, payments of principal under the Subordinated Seller Notes, payments of interest under the Subordinated Seller Notes not otherwise permitted under clause (d) above, payments in respect of the Seller Earnout Obligation not permitted under clause (c) above and payments of principal in respect of any unsecured Indebtedness incurred pursuant to Section 6.01(l)) not otherwise permitted under clauses (a) through (d) of this Section 6.08, provided that (i) the Fixed Charge Coverage Ratio for the period of twelve consecutive months most recently ended prior to the making of each such Restricted Payment for which financial statements are available (determined on a pro forma basis as if such Restricted Payment and all borrowings related thereto had occurred on the first day of such period) shall equal or exceed 1.15 to 1.00, (ii) the Borrowers shall have provided to the Administrative Agent a certificate of a Financial Officer of the Borrowers setting forth a calculation of the Fixed Charge Coverage Ratio on a pro forma basis after giving effect to the making of each such Restricted Payment demonstrating compliance with the foregoing clause (i), which certificate shall be in form and substance satisfactory to the Administrative

Agent, (iii) on a pro forma basis, at all times during the period of ninety (90) days prior to and during the ninety (90) days after the making of each such Restricted Payment, Availability (determined as if all Revolving Loans incurred to fund such Restricted Payment had occurred on the ninetieth day prior to the actual making of such Restricted Payment) shall equal or exceed the greater of (A) 17.5% of the Aggregate Revolving Commitments in effect at such time and (B) $65,250,000, (iv) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to each such Restricted Payment and (v) no such Restricted Payment shall be made under this clause (e) prior to the eighteen-month anniversary of the Effective Date.

For the avoidance of doubt, nothing set forth in this Section 6.08 shall restrict the Excluded Subsidiaries from making any Restricted Payment.

SECTION 6.09. Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Borrower and any Subsidiary that is a Loan Party not involving any other Affiliate, (c) any investment permitted by Sections 6.04(c) or 6.04(d), (d) any Indebtedness permitted under Section 6.01(c), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of any Borrower or any Subsidiary who are not employees of such Borrower or Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or their Subsidiaries in the ordinary course of business and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Borrower’s board of directors or any duly constituted committee thereof.

SECTION 6.10. Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any Equity Interests or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

SECTION 6.11. Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any agreement or instrument relating to any Subordinated Indebtedness, (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, or (c) the Target Purchase

Agreement or any other material agreement or document entered into in connection therewith, if and to the extent, any such amendment, modification or waiver of any of the documents or agreements described in clauses (a) through (c) of this Section 6.11, would be adverse to the Lenders.

SECTION 6.12. Fixed Charge Coverage Ratio. If a Fixed Charge Coverage Trigger Event shall occur, the Loan Parties will not permit the Fixed Charge Coverage Ratio to be less than 1.10 to 1.00 (a) as of the last day of the fiscal month which has ended immediately prior to such Fixed Charge Coverage Trigger Event and for which financial statements are available or are required to be delivered hereunder (the “Initial Test Date”) and (b) as of the last day of each fiscal month ending after such Initial Test Date until the Fixed Charge Coverage Trigger Period shall no longer be continuing.

ARTICLE VII

Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence) or 5.08 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) five (5) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of the Required Lenders) if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.03 through 5.07, 5.09, 5.10 or 5.12 of this Agreement or (ii) fifteen (15) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of the Required Lenders) if such breach relates to terms or provisions of any other Section of this Agreement;

(f) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (including, without limitation, any acceleration of the Subordinated Seller Notes and any acceleration of payments in respect of the Seller Earnout Obligation); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, arrangement or other relief in respect of a Loan Party or any Subsidiary of any Loan Party (other than an Immaterial Foreign Subsidiary) or its debts, or of a substantial part of its assets, under any federal, state, provincial, territorial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party (other than an Immaterial Foreign Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party or any Subsidiary of any Loan Party shall (i) voluntarily commence any plan of arrangement, proposal or proceeding, or make an assignment into bankruptcy or file any petition seeking liquidation, reorganization or other relief under any federal, state, provincial, territorial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party or any Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) (i) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment; or (ii) any Loan Party or any Subsidiary of any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l) (i) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $10,000,000 in any year. (ii) a Canadian Pension Event shall have occurred which, in the Administrative Agent’s determination, constitutes grounds for the termination under any applicable law, of any Canadian Pension Plan or for the appointment by the appropriate Governmental Authority of a trustee for any Canadian Pension Plan, or if any Canadian Pension Plan shall be terminated or any such trustee shall be requested or appointed, or if a Loan Party or any of its Subsidiaries is in default with respect to payments to a Multiemployer Plan or Canadian Pension Plan resulting from their complete or partial withdrawal from such Canadian Pension Plan and any such event may reasonably be expected to have a Material Adverse Effect or Canada Sub is in default of or with respect to any required contributions to a Canadian Pension Plan or a Canadian Union Plan or any Lien arises (except for contribution amounts not yet due) in connection with any Canadian Pension Plan, or (iii) a Foreign Pension Event shall have occurred;

(m) a Change in Control shall occur;

(n) the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(o) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;

(p) except as permitted by the terms of any Collateral Document, (i) any Collateral Document shall for any reason fail to create a valid security interest in any portion of the Collateral purported to be covered thereby having a value in excess of $10,000,000, or (ii) any Lien on any portion of the Collateral having a value in excess of $10,000,000 shall cease to be a perfected, first priority Lien; or

(q) any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document;

(r) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(s) any “Event of Default” (as defined therein) shall occur under the Subordinated Seller Notes; or

(t) any Loan Party is criminally indicted or convicted under any law that may reasonably be expected to lead to a forfeiture of any property of such Loan Party having a fair market value in excess of $10,000,000;

then, and in every such event (other than an event with respect to the Borrowers described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the

Borrowers; and in case of any event with respect to the Borrowers described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC and the PPSA.

ARTICLE VIII

The Administrative Agent.

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article, Section 2.17(d) and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by the Administrative Agent or such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

No Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

ARTICLE IX

Miscellaneous.

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)	if to any Loan Party, to the Borrower Representative at:

c/o G-III Apparel Group, Ltd.
512 Seventh Avenue
New York, New York 10018
Attention: Neal Nackman, Chief Financial Officer
Facsimile No: (212) 719-0921

with a copy to:

Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
Attention: Neil Gold, Esq.
Facsimile No.: (212) 318-3400

(ii)	if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:

270 Park Avenue, 44th Floor
Mail Code NY1-K855
New York, New York 10017
Attention: Donna DiForio
Facsimile No: (646) 534-2274

(iii)	if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Default certificates delivered pursuant to Section 5.01(c) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each

Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (including any such Lender that is a Defaulting Lender), (v) increase the advance rates set forth in the definition of Borrowing Base or add new categories of eligible assets, without the written consent of each Lender, (vi) amend the definition of “Borrowing Base” (other than to increase the advance rates set forth in such definition or add new categories of eligible assets), “Eligible Accounts”, “Eligible Wholesale Inventory”, “Eligible Wholesale LC Inventory”, “Eligible Retail Inventory”, or “Eligible Retail LC Inventory”, in each case, without the written consent of the Supermajority Lenders (it being understood that the Administrative Agent may from time to time in its Permitted Discretion (A) increase or decrease any Net Orderly Liquidation Value percentage based upon results of inventory appraisals received by the Administrative agent, and (B) impose, remove, increase or decrease Reserves), (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (viii) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (ix) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), or (x) except as provided in clause (c) of this Section, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender). The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $10,000,000 during any calendar year without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, that, for purposes of this clause (iii), the Lenders (but not the Administrative Agent and Issuing Bank) shall be limited to one counsel together for the Lenders as a group so long as any Lender has not, in good faith (and based on advice of counsel for such Lender) reasonably determined that its interests conflict sufficiently with those of the other Lenders to warrant the employment of separate counsel for such Lender, in which case such Lender shall be paid, or reimbursed for payment of the fees, charges and disbursements of such separate counsel. Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i) insurance reviews and, subject to Section 5.11, appraisals;

(ii) subject to Section 5.11, field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(iii) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;

(iv) taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(v) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(vi) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b) The Borrowers shall, jointly and severally, indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of their Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, (iv) the failure of the Borrowers to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by the Borrowers for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower Representative, provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, and provided further that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; and

(C) the Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the

Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(i) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(ii) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iii) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers or any Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York, but giving effect to federal laws applicable to national banks.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE LOAN PARTIES AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

SECTION 9.15. Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC, the PPSA or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor, shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

ARTICLE X

Loan Guaranty.

SECTION 10.01. Guaranty. Each Loan Guarantor (other than those that have delivered a separate Guarantee) hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Lenders, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the

Secured Obligations, collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03. No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, winding-up, liquidation, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender or any other person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 10.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.

SECTION 10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, the Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08. Termination. Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations.

SECTION 10.09. Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold

Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made.

SECTION 10.10. Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state, federal, provincial or territorial corporate law, or any state, provincial, territorial, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, void, voidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Administrative Agent, the Issuing Bank or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”. This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Administrative Agent, the Issuing Bank and the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other Person shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Administrative Agent, the Issuing Bank or the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 10.11. Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrowers after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of all of the Administrative Agent, the Issuing Bank, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.12. Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

ARTICLE XI

The Borrower Representative.

SECTION 11.01. Appointment; Nature of Relationship. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower(s), provided that, in the case of a Revolving Loan, such amount shall not exceed Availability. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.

SECTION 11.02. Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 11.03. Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 11.04. Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Unmatured Default hereunder referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

SECTION 11.05. Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

SECTION 11.06. Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

SECTION 11.07. Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificate required pursuant to the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS: G-III LEATHER FASHIONS, INC.

By	/s/ Neal S. Nackman
Name:	Neal S. Nackman
Title:	Vice President – Finance

J. PERCY FOR MARVIN RICHARDS, LTD.

By	/s/ Neal S. Nackman
Name:	Neal S. Nackman
Title:	Secretary

CK OUTERWEAR, LLC

By	/s/ Neal S. Nackman
Name:	Neal S. Nackman
Title:	Secretary

ANDREW & SUZANNE COMPANY INC.

By	/s/ Neal S. Nackman
Name:	Neal S. Nackman
Title:	Vice President – Finance and Secretary

AM RETAIL GROUP, INC.

By	/s/ Neal S. Nackman
Name:	Neal S. Nackman
Title:	Vice President – Finance

[Signature Page to Credit Agreement]

HOLDINGS:

G-III APPAREL GROUP, LTD.

By	/s/ Neal S. Nackman
Name:	Neal S. Nackman
Title:	Chief Financial Officer and Treasurer

CANADA SUB:

G-III APPAREL CANADA ULC

By	/s/ Neal S. Nackman
Name:	Neal S. Nackman
Title:	Vice President – Finance

ADDITIONAL LOAN GUARANTORS:

G-III LICENSE COMPANY, LLC

By	/s/ Neal S. Nackman
Name:	Neal S. Nackman
Title:	Chief Financial Officer and Treasurer

AM APPAREL HOLDINGS, INC.

By	/s/ Neal S. Nackman
Name:	Neal S. Nackman
Title:	Vice President – Finance and Secretary

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT AND LENDERS:

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Issuing Bank and Swingline Lender

By	/s/ Paul Phelan
Name:	Paul Phelan
Title:	Authorized Officer

BANK LEUMI USA, as Lender

By	/s/ John Koenigsberg
Name:	John Koenigsberg
Title:	Senior Vice President

By	/s/ Iris Steinhardt
Name:	Iris Steinhardt
Title:	Vice President

BANK OF AMERICA, N.A., as co-Syndication Agent and Lender

By	/s/ Nancy E. Donohue
Name:	Nancy E. Donohue
Title:	Senior Vice President

BMO HARRIS BANK N.A., as Lender

By	/s/ Michael Scolaro
Name:	Michael Scolaro
Title:	Managing Director

CAPITAL ONE LEVERAGE FINANCE CORP., as Lender

By	/s/ Michael Burns
Name:	Michael Burns
Title:	Senior Vice President

[Signature Page to Credit Agreement]

THE CIT GROUP/COMMERCIAL SERVICES, INC., as Lender

By	/s/ Guy Sade
Name:	Guy Sade
Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as co-Syndication Agent and Lender

By	/s/ Matilde Reyes
Name:	Matilde Reyes
Title:	Vice President

ISRAEL DISCOUNT BANK OF NEW YORK, as Lender

By	/s/ George Commander
Name:	George Commander
Title:	Senior Vice President

By	/s/ Matthew P. Salmon
Name:	Matthew P. Salmon
Title:	AVP

RBS CITIZENS BUSINESS CAPITAL, a division of RBS ASSET FINANCE, INC., a subsidiary of RBS CITIZENS, N.A., as Lender

By	/s/ Michael Ganann
Name:	Michael Ganann
Title:	Senior Vice President

REGIONS BANK, as Lender

By	/s/ Bruce Kasper
Name:	Bruce Kasper
Title:	Attorney in Fact

[Signature Page to Credit Agreement]

SOVEREIGN BANK, N.A., as Lender

By	/s/ Michael Reilly
Name:	Michael Reilly
Title:	Relationship Manager

TD BANK, N.A., as Lender

By	/s/ Daniel Csillag
Name:	Daniel Csillag
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as Lender

By	/s/ Kelli Stabenow
Name:	Kelli Stabenow
Title:	Assistant Vice President

WEBSTER BUSINESS CREDIT CORPORATION, as Lender

By	/s/ Gordon Massave
Name:	Gordon Massave
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as co-Syndication Agent and Lender

By	/s/ Robert Maichin
Name:	Robert Maichin
Title:	Senior Vice President

[Signature Page to Credit Agreement]

COMMITMENT SCHEDULE

Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$54,000,000.00
Bank of America, N.A.	$40,000,000.00
HSBC Bank USA, National Association	$40,000,000.00
Wells Fargo Bank, National Association	$40,000,000.00
RBS Citizens Business Capital	$35,000,000.00
TD Bank, N.A.	$35,000,000.00
U.S. Bank National Association	$35,000,000.00
The CIT Group/Commercial Services, Inc.	$25,000,000.00
BMO Harris Bank N.A.	$22,500,000.00
Israel Discount Bank of New York	$22,500,000.00
Regions Bank	$22,500,000.00
Capital One Leverage Finance Corp.	$20,000,000.00
Sovereign Bank, N.A.	$20,000,000.00
Webster Business Credit Corporation	$20,000,000.00
Bank Leumi USA	$18,500,000.00

Total	$450,000,000.00